As filed with the Securities and Exchange Commission on November 29, 2007

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PLATINUM RESEARCH ORGANIZATION, INC.

(Name of small business issuer in its charter)

Delaware	7380	20-2842514
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2777 N. Stemmons Freeway, Suite 1440 Dallas, Texas 75207 (214) 271-9503	John T. Jaeger, Jr. President and Chief Executive Officer Platinum Research Organization, Inc. 2777 N. Stemmons Freeway, Suite 1440 Dallas, Texas 75207 (214) 271-9503
(Address and telephone number of principal executive offices	(Name, address and telephone number of agent for service)
and principal place of business)

Copy to:

Lance M. Hardenburg

Hallett & Perrin, P.C.

2001 Bryan Street, Suite 3900

Dallas, Texas 75201

(214) 953-0053

Approximate date of proposed sale to the public:   as soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check this box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.001 par value	27,500,000	(2)	$0.495	$13,612,500	$417.91

(1)                                  Estimated solely for purposes of calculating the amount of the registration fee pursuant to the provisions of Rule 457(c), based upon the average of the high and low trading prices reported on the Over the Counter Bulletin Board on November 27, 2007.

(2)                                  Represents shares of the registrant’s common stock that are issuable upon conversion of the registrant’s Series “A” Convertible Preferred Stock and upon exercise of certain warrants to purchase common stock.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to completion, dated November 29, 2007

PROSPECTUS

PLATINUM RESEARCH ORGANIZATION, INC.

Common Stock, $.001 par value

27,500,000 Shares

The selling stockholders named in this prospectus may use this prospectus to offer and sell up to 27,500,000 shares of our common stock from time to time, which shares are issuable upon conversion of certain outstanding shares of our Series “A” Convertible Preferred Stock and upon exercise of certain warrants to acquire shares of our common stock. The selling stockholders will receive all the proceeds from the sale of the offered shares of common stock. See “Selling Stockholders” on page 9 of this prospectus.

Our common stock is traded on the Over-the-Counter Bulletin Board (“OTCBB”) under the symbol “PLRO.OB”. The last reported bid quote for the common stock on the OTCBB on November 28, 2007, was $0.55 per share.

The securities offered in this prospectus involve a high degree of risk. See “Risk Factors” beginning on page 3 of this prospectus to read about certain factors you should consider before deciding whether to invest in our common stock.

Platinum Research Organization, Inc. is a Delaware corporation. Our principal executive offices are located at 2777 N. Stemmons Freeway, Suite 1440, Dallas, Texas 75207 and our phone number is (214) 271-9503. In this prospectus, references to “Platinum,” the “Company,” “we,” “us” and “our” refer to Platinum Research Organization, Inc. and its subsidiaries.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                   , 2007.

TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selling Stockholders
Plan of Distribution
Legal Proceedings
Management
Executive Compensation
Security Ownership of Certain Beneficial Owners and Management
Description of Securities
Description of Business
Description of Property
Management’s Discussion and Analysis or Plan of Operation
Market for Common Equity and Related Stockholder Matters
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements

i

PROSPECTUS SUMMARY

This prospectus is part of a registration statement on Form SB-2 (the “registration statement”) that we filed with the Securities and Exchange Commission (the “SEC”). Under this registration statement, the selling stockholders identified herein may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities being offered. This prospectus does not contain all of the information included in the registration statement. We may file a prospectus supplement, which may add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information under the heading “Where You Can Find More Information.”

Investors should pay particular attention to the information regarding investment risks related to Platinum and this offering of its common stock that are included in the section entitled “Risk Factors” below.

Our Company

The Company was incorporated in the State of Nevada on May 13, 2005, under the name “NorthTech Corporation.” The Company was originally formed to develop, expand and market two web-based database programs for small business and community sports. The Company completed its initial public offering in March 2006, and subsequently abandoned its software development business. The Company completed a merger with its wholly-owned subsidiary, Platinum Research Organization, Inc., to reincorporate the Company in the State of Delaware, and the name of the surviving company became “Platinum Research Organization, Inc.”  On April 18, 2007, we completed the acquisition of Platinum Research Organization L.P., a Texas limited partnership (“Platinum LP”), pursuant to a Contribution Agreement we entered into on October 26, 2006, and Platinum LP became a wholly-owned subsidiary of the Company effective April 18, 2007.

As a result of our acquisition of Platinum LP, the Company’s new business focus is the design, development and commercialization of patented high-performance lubricants and coatings. The Company’s products will be marketed under the trade name TechroBond™ for automotive, aviation, industrial and consumer aftermarkets. TechroBondTM is one of a series of product applications Platinum LP developed based on its patented processes and technologies relating to a fluorinated thiophosphate and a new technique to react zinc dialkyl dithiophosphate (“ZDDP”) and poly tetra fluroethylene to yield new proprietary compounds that enhance the anti-wear and anti-corrosion capabilities of lubricants and coatings (individually and collectively, the “PRO Technology”). The resulting compounds have yielded significantly enhanced anti-wear and anti-corrosion capabilities when measured in bench laboratory tests at the University of Texas at Arlington, and, more importantly, suggest that the PRO Technology may be a replacement for ZDDP in engine and lubricating oils. Management believes that this new technology will position the Company to penetrate several large, global markets for lubricants should the Company be successful in bringing its products that rely upon this new technology to market. The Company intends to develop three primary product lines within the lubricant additive industry, including greases, industrial oils and engine oils, as well as to develop specialty coatings.

The Company’s acquisition of Platinum LP has been accounted for as a reverse acquisition application of the purchase method of accounting by the Company, with Platinum LP being treated as the accounting acquirer. Accordingly, the assets and liabilities of Platinum Research Organization, Inc. (formerly known as NorthTech Corporation) have been recorded at their respective historical costs and added to those of Platinum LP, and the reported results of operations of the Company now and going forward reflect the historical financial and operating results of Platinum LP. Unless otherwise noted, references in this prospectus to “the Company” or “Platinum” refer to the historical Platinum LP and the current Platinum Research Organization, Inc. References to “the Predecessor” refer to the Platinum Research Organization, Inc. entity formerly known as NorthTech Corporation prior to the consummation of the Contribution Agreement on April 18, 2007.

Terms of the Offering

Common stock offered by the selling stockholders	27,500,000 shares

Common stock to be outstanding after the offering	102,500,000 shares (assumes all convertible securities are exercised and that all shares offered are sold)

Use of proceeds	We will not receive any proceeds from the sale of the common stock offered by the selling stockholders.

Over-the-Counter Bulletin Board Symbol	PLRO.OB

RISK FACTORS

The value of our business and an investment in our common stock is subject to the significant risks inherent in our business. Investors should consider carefully the risks and uncertainties described below and the other information in this prospectus. If any of the events described below actually occur, our profitability may decline or we may incur losses, which in turn could cause the price of our common stock to decline, perhaps significantly.

Risks Related to the Company

The Company has a history of operating losses and expects to continue to realize losses in the near future. The Company may not become profitable or be able to sustain profitability.

Since inception, the Company has incurred significant net losses. The Company has reported a net loss of $8,814,215 from the date of inception on April 28, 2004 to September 30, 2007. For the fiscal years ended December 31, 2006, and December 31, 2005, the Company reported net losses of $2,345,107 and $2,147,610, respectively. The Company expects to continue to incur net losses and negative cash flow in the near future. The size of these losses will depend, in large part, on the Company’s ability to realize product sales revenue from marketing its products. To date, the Company has not had any operating revenue from the sale of its products. The Company’s ability to generate revenues will be dependent upon, among other things, the successful negotiation of marketing and distribution agreements, conclusive and definitive test results demonstrating the benefits of the Company’s products and the acceptance of the Company’s technology and products by potential customers. Because the Company does not yet have a material, recurring revenue stream resulting from product sales, there can be no assurance that the Company will be successful in its sales efforts. The Company expects its operating expenses to increase, reflecting increased testing and marketing expenses in the short term which will necessitate higher levels of revenue for profitability when and if the Company begins to generate recurring revenues. Should the Company achieve profitability, there is no assurance the Company can maintain or increase profitability levels in the future.

If projected sales and revenues do not materialize as planned, the Company will need additional financing to continue operations.

While the Company believes it has sufficient funds available to provide resources for operations for approximately the next seven to eight months, failure to achieve significant, sustained sales and revenues by the end of such period will require the Company to seek additional financing. While management is currently seeking third party financing, it can give no assurances that they will be successful in these efforts. The Company’s budget for the next twelve months emphasizes the continued development and marketing of its products. Cash needs during the next twelve-month period are expected to average approximately $300,000 per month. In addition, changes may occur in the Company’s current operations that would use available cash resources sooner than anticipated. If the anticipated product sales do not materialize, or are significantly less than anticipated, the Company will have to raise additional funds to continue product development and commercialization activities. If this future financing is not available, investors may lose a substantial portion, or all, of their investment, and the Company’s business may fail. The Company currently has no immediate means for obtaining any additional financing. Consequently, the Company cannot assure investors that additional financing, if necessary, will be available to the Company on acceptable terms, or at all.

The Company will need a significant amount of cash to service its indebtedness, and its ability to generate cash depends on many factors beyond its control.

The Company’s ability to generate sufficient cash flow from operations to make scheduled payments on its debt depends on a range of economic, competitive and business factors, many of which are outside its control. Based on an average interest rate of 14% at December 31, 2006, and outstanding borrowings at that date of $6,000,000, the Company’s annual interest expense would be $840,000. The Company’s business may not generate sufficient cash flow from operations to service its debt obligations, particularly if projected sales and revenues are not realized on schedule or at all. If the Company is unable to service its debt obligations, the Company may need to refinance all or a portion of its indebtedness on or before maturity, reduce or delay capital expenditures, sell assets or raise additional equity. The Company may not be able to refinance any of its indebtedness, sell assets or raise additional equity on commercially reasonable terms or at all, which could cause it to default on its obligations and impair its liquidity. The Company’s inability to generate sufficient cash flow to satisfy its debt obligations, or to refinance its obligations on commercially reasonable terms, could have a material adverse effect on the Company’s business and financial condition.

Restrictive covenants in the Company’s debt instruments may adversely affect its business.

The Company’s senior loan agreement contains restrictive covenants. These covenants will constrain the Company’s activities and limit its operational and financial flexibility. The failure to comply with the covenants in the senior loan agreement and the agreements governing other indebtedness, including indebtedness incurred in the future, could result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company’s business, financial condition and results of operations.

The Company currently purchases all of its product supply requirements from a single, outside source and has no in-house product manufacturing capability. Therefore, if business complications arise either with a supplier or with a supplier relationship, the supply of the Company’s products could be materially adversely affected.

The Company currently contracts with a single, outside specialty chemical manufacturing company for the production and supply of 100% of its product needs. The Company is therefore exposed to product supply disruptions that could be caused by adverse business circumstances with this supplier, raw material shortages, plant breakdowns and other situations affecting the supply of the Company’s products from this supplier. There can be no assurances that, in the event of a supply disruption, the Company would be able to quickly contract with another manufacturer for the continued supply of its products. Such a disruption could materially adversely affect the Company’s business, financial condition and results of operations.

There is a risk that products developed by competitors will reduce the sales of the Company’s products, thereby severely impacting the Company’s ability to continue operations.

The Company may face competition from companies that are developing and marketing products similar to those the Company is developing and marketing. These companies may have significantly greater marketing, financial and managerial resources than the Company. The Company cannot assure investors that competitors will not succeed in developing and distributing products that will render the Company’s products obsolete or non-competitive. Generally, such competition could materially adversely affect the Company’s business, financial condition and results of operations.

If the Company is unable to protect its technology from use by competitors, there is a risk that the Company will sustain losses, or that the Company’s business may fail.

The Company’s success will depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in both the United States and other countries. The Company has filed patent applications in the United States Patent and Trademark Office and international counterparts of applications in the United States Receiving Office under the Patent Cooperation Treaty. The Company cannot provide any assurance that patents will be issued from these applications or that, with respect to any patents, whether issued or pending, the claims allowed are or will be sufficiently broad to protect the key aspects of the Company’s technology, or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of the Company’s patents. In addition, the Company cannot assure investors that any owned patent rights will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company’s technology. The Company’s business plan assumes that the Company will obtain and maintain comprehensive patent protection of its technologies. The Company cannot assure investors that such protection will be obtained, or that if obtained, it will withstand challenge. Furthermore, if an action is brought, a court may find that the Company has infringed on the patents owned by others. The Company may have to go to court to defend its patents, to prosecute infringements or to defend infringement claims made by others. Patent litigation is expensive and time-consuming, and well-funded adversaries can use such actions as part of a strategy for depleting the resources of a small company such as the Company. The Company cannot assure investors that the Company will have sufficient resources to successfully prosecute its interests in any litigation that may be brought.

Because of the nature of the Company’s products, the Company may be subject to government approvals and regulations that reduce its ability to commercialize its products, increase costs of operations and decrease its ability to generate income.

The Company is subject to United States and international laws and regulations regarding the development, production, transportation and sale of the products the Company sells. There is no single regulatory authority from which the Company must seek certification or approval to sell products in the United States, or outside its borders. Any changes in policy or state regulations may cause delays or rejections of Company attempts to commercialize products. In addition, the regulatory agencies of foreign governments must approve the Company products before they can be sold in those countries, and may in some cases set or approve prices for the Company’s products.

There can be no assurance that the Company will obtain regulatory approvals and certifications for its products in all of the markets the Company seeks to conduct business. Even if the Company is granted such regulatory approvals and certifications, the Company may be subject to limitations imposed on the use of its products. In the future, the Company may be required to comply with certain restrictive regulations, or potential future regulations, rules, or directives. The Company cannot guarantee that restrictive regulations will not, in the future, be imposed. Such potential regulatory conditions or compliance with such regulations may increase the Company’s cost of operations or decrease its ability to generate income, thereby adversely affecting the Company’s business, financial condition and results of operations.

The Company creates products that may have harmful effects on the environment if not stored and handled properly prior to use, which could result in significant liability and compliance expense.

The Company’s current and future products involve the controlled use of materials that could be hazardous to the environment. The Company cannot eliminate the risk of accidental contamination or discharge to the environment of these materials and any resulting problems that occur. Federal, state and local laws and regulations govern the use, manufacture, storage, handling and disposal of these materials. The Company may be named a defendant in any suit that arises from the improper handling, storage or disposal of these products. The Company could be subject to civil damages in the event of an improper or unauthorized release of, or exposure of individuals to, these materials. Claimants may sue the Company for injury or contamination that results from use by third parties of the Company’s products, and the Company’s liability may exceed its total assets. Compliance with environmental laws and regulations may be expensive, and current or future environmental regulations may impair the Company’s research, development and sales and marketing efforts.

If the Company loses any key personnel or management, the Company may lose business prospects and sales or be unable to otherwise fully operate its business.

The Company is dependent on the principal members of its management staff, the loss of any of whom could impair the product development and commercialization efforts underway. The Company’s success will be largely dependent on the decisions made by members of management and actions of its key field personnel. Furthermore, the Company may depend on its ability to attract and retain additional qualified personnel to develop and manage certain key business segments or markets. The Company may have to recruit qualified personnel with competitive compensation packages, equity participation and other benefits that may reduce the working capital available for operations. Management may seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals, as well as assisting in the development and operation of any projects. The Company cannot assure investors that it will be able to obtain this necessary assistance on reasonable terms, or that the Company will be able to retain its existing management staff. The failure of the Company to do either of the foregoing could adversely affect the Company’s business, financial condition and results of operations.

The Company may have difficulties managing growth, which could lead to lower sales and financial losses.

While the Company has not achieved any meaningful, recurring revenues through the sale of its products, should certain events occur, such as a large, recurring order from a well-known company or endorsement of the Company’s products from a well-known commercial entity, sales may escalate rapidly. Rapid growth would strain the Company’s human and infrastructure resources, potentially leading to higher operating costs, lost sales or both. The Company’s ability to manage operations and control growth will be dependent upon the ability to improve operational, financial and management controls, reporting systems and procedures, and to attract and retain adequate numbers of qualified employees. Should the Company be unable to successfully provide the resources needed to manage growth, customer satisfaction could suffer, and higher costs and/or losses could develop.

If the Company fails to establish marketing, sales and distribution capabilities, or fails to enter into arrangements with third parties to provide these capabilities, the Company will not be able to create a market for its product candidates.

The Company’s strategy with its lead product candidates is to control, directly or through contracted third parties, all or most aspects of the product development process, including marketing, sales and distribution. The Company anticipates entering into strategic alliances with third parties in the U.S. to market and distribute its products. In order to generate sales of any of its products, the Company must either acquire or develop an internal marketing and sales force with technical expertise and with supporting distribution capabilities or make arrangements with third parties to perform these services for it. The acquisition or development of a sales and distribution infrastructure would require substantial resources, which may divert the attention of the Company’s management and key personnel and defer its product development efforts. To the extent that the Company enters into marketing and sales arrangements with other companies, the Company’s revenues will depend on the efforts of others. These efforts may not be successful. If the Company fails to develop sales, marketing and distribution channels, or enter into arrangements with third parties, the Company will experience delays in product sales and incur increased costs, which could ultimately adversely affect the Company’s business, financial condition and results of operations.

Risks Related to The Company’s Common Stock and This Offering

There are certain rules applicable to the Company’s common stock as a “penny stock,” and those rules may limit the liquidity and the resale of the Company’s common stock.

The SEC has promulgated rules governing the trading in penny stocks, defined generally as low-priced (below $5), speculative securities of very small companies. While penny stocks generally trade over-the-counter, such as on the OTCBB or the “Pink Sheets,” they may also trade on securities exchanges, including foreign securities exchanges. Under these rules, the Company’s common stock is currently classified as a penny stock. As a penny stock, the Company’s common stock is currently subject to rules promulgated by the SEC that impose additional sales practice requirements on broker-dealers that might sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to completing a sale. Further, if the price of the stock is below $5 per share and the issuer does not have $2.0 million or more net tangible assets or is not listed on a registered national securities exchange, sales of such stock in the secondary trading market are subject to certain additional rules promulgated by the SEC. The Company’s common stock is currently subject to these additional rules. These rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the broker-dealer and the salesperson working for the broker-dealer in connection with the transaction. These rules and regulations may affect the ability of broker-dealers to sell the Company’s common stock, thereby effectively limiting the liquidity of the Company’s common stock. These rules may also adversely affect the ability of persons that acquire the Company’s common stock to resell their securities in any trading market that may exist at the time of such intended sale. Furthermore, penny stocks, including the Company’s common stock, may trade infrequently, which means that it may be difficult to sell penny stock shares, including shares of the Company’s common stock, once you own them. Investors in penny stocks, including the Company’s common stock, should be prepared for the possibility that they may lose their whole investment.

The Company’s common stock is not listed on a national exchange, and the current public market for the Company’s common stock is limited and highly volatile, which generally affects the price of the Company’s common stock.

The Company’s common stock currently trades in the United States only in the over-the-counter market on the OTCBB, which is a reporting service and not a securities exchange. The Company cannot assure investors that in the future the Company’s common stock would ever qualify for inclusion on any of the NASDAQ markets, the American Stock Exchange or any other national exchange or that more than a limited market will ever develop for the Company’s common stock. The lack of an orderly market for the Company’s common stock may negatively impact the volume of trading and market price for the Company’s common stock.

Historically, the volume of trades for the Company’s stock has been limited. Moreover, the prices at which the Company’s common stock has traded have fluctuated fairly widely on a percentage basis. There can be no assurance as to the prices at which the Company’s common stock will trade in the future, although they may continue to fluctuate significantly. Prices for the Company’s common stock will be determined in the marketplace and may be influenced by many factors, including the following:

•                  the depth and liquidity of the markets for the Company’s common stock;

•                  investor perception of Platinum and the industry in which the Company participates;

•                  general economic and market conditions;

•                  statements or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the market in which the Company does business or relating to us specifically, as has occurred in the past;

•                  quarterly variations in the Company’s results of operations; and

•                  domestic and international macroeconomic factors.

The trading activity in the Company’s common stock should be considered sporadic, illiquid and highly volatile. An active trading market for the Company’s common stock may not exist in the future. Even if a market for the common stock offered pursuant to this prospectus continues to exist, investors may not be able to resell their common stock at or above the purchase price for which such investors purchased such shares.

In addition, the stock market has recently experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many companies similar to us. These fluctuations are often unrelated to the operating performance of the specific companies. As a result of the factors identified above, a stockholder (due to personal circumstances) may be required to sell his shares of the Company’s common stock at a time when the Company’s stock price is depressed due to random fluctuations, possibly based on factors beyond the Company’s control.

The Company’s authorized preferred stock exposes holders of the Company’s common stock to certain risks.

The Company’s certificate of incorporation, as amended, authorizes the issuance of up to 100,000,000 shares of preferred stock. The Company has currently designated 5,000,000 shares of Series “A” Convertible Preferred Stock (“Series A Preferred”), and have 95,000,000 shares of authorized preferred stock that have not been designated or issued. The authorized but unissued preferred stock constitutes what is commonly referred to as “blank check” preferred stock. This type of preferred stock may be issued by the Company’s Board of Directors from time to time on any number of occasions, without stockholder approval, as one or more separate series of shares comprised of any number of the authorized but unissued shares of preferred stock, designated by resolution of the Board of Directors stating the name and number of shares of each series and setting forth separately for such series the relative rights, privileges and preferences thereof, including, if any, the: (i) rate of dividends payable thereon; (ii) price, terms and conditions of redemption; (iii) voluntary and involuntary liquidation preferences; (iv) provisions of a sinking fund for redemption or repurchase; (v) terms of conversion to common stock, including conversion price; and (vi) voting rights. Such preferred stock may provide the Company’s Board of Directors the ability to hinder or discourage any attempt to gain control of us by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench the Company’s management. The market price of the Company’s common stock could be depressed to some extent by the existence of the preferred stock. As of the date hereof, 5,000,000 shares of the Company’s Series A Preferred were issued and outstanding.

Future sales of the Company’s common stock in the public market, including those shares issuable in connection with this offering, or the perception that such sales could occur, could cause the Company’s stock price to decline, even if the Company’s business is doing well.

The market price of the Company’s common stock could drop if a substantial number of shares are issued, particularly if they are sold in the public market or if the market perceives that such sales could occur. An excess number of available shares on the market is likely to depress the Company’s stock price. The Company has issued a number of warrants that are currently outstanding, including warrants to purchase up to 2,500,000 shares of the Company’s common stock, at an exercise price of $0.26 per share. In addition, the Company may issue up to 34,166,667 additional shares under the Company’s employee stock incentive plan.

Pursuant to this prospectus, the Company is registering on behalf of the selling stockholders 27,500,000 shares of common stock, including 2,500,000 shares that are issuable to the selling stockholders upon exercise of outstanding warrants and 25,000,000 shares that are issuable upon conversion of outstanding shares of Series A Preferred. These shares are described in the “Selling Stockholders” section. After these shares are registered, they may be sold in the public market, which could cause the market price of the Company’s common stock to drop. An overabundance of available shares on the market may limit the price growth potential of the Company’s common stock even if the Company’s business is doing well, because the available supply may exceed the demand for the Company’s shares. In addition, these securities may impair the Company’s ability to raise needed capital by depressing the price at which the Company could sell its common stock.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. The words “intend,” “anticipate,” “believe,” “estimate,” “plan” and “expect,” and similar expressions as they relate to us, are included to identify these forward-looking statements. Forward-looking statements include those that address activities, developments or events that we expect or anticipate will or may occur in the future. All statements other than statements of historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The actual outcome of the events described in these forward-looking statements could differ materially. Risks, uncertainties and assumptions that could cause actual results to differ materially from the expectations reflected in the forward-looking statements include, among other things:

•                  the risks associated with growth;

•                  changes in customer demand and preferences that cause people to desire products other than those offered by us; and

•                  risks associated with the lack of liquidity of our shares of common stock due to the limited public market for our common stock.

These factors expressly qualify all subsequent oral and written forward-looking statements attributable to us or persons acting on our behalf.

A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. We believe we have chosen these assumptions or bases in good faith and that they are reasonable. However, we caution you that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material, depending on the circumstances. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and any prospectus supplement. Except for our ongoing obligations to disclose material information as required by the federal securities laws, we do not have any intention or obligation to update forward-looking statements after we distribute this prospectus.

USE OF PROCEEDS

All of the shares of common stock being offered under this prospectus are being sold by the selling stockholders, and this prospectus has been distributed solely to permit the selling stockholders to do so. The Company is not offering shares of its common stock for sale, and, accordingly, it will receive no proceeds from the resale of these shares. However, the Company will receive proceeds, in the amount of the exercise price of the warrants, for shares of common stock issued upon exercise of the warrants. Assuming exercise of all warrants at the initial exercise price, the gross proceeds to the Company from the exercise would be $650,000. We intend to use any proceeds from such exercise for working capital and general corporate purposes.

SELLING STOCKHOLDERS

This prospectus relates to the disposition from time to time by the selling stockholders named herein of up to 27,500,000 shares of our common stock. The shares are issuable upon conversion of 5,000,000 shares of our Series A Preferred, which are convertible at a ratio of five common shares for each share of Series A Preferred, and upon exercise of 2,500,000 warrants to purchase shares of common stock at a price of $0.26 per share, all of which were issued by us to the selling stockholders in a private placement transaction in connection with our acquisition of Platinum LP pursuant to the Contribution Agreement, which closed on April 18, 2007. In connection with the Contribution Agreement, we entered into a Registration Rights Agreement and agreed to file the registration statement on Form SB-2 of which this prospectus is a part to register for resale the shares of common stock underlying the Series A Preferred and the warrants following the closing date.

The selling stockholders named herein may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock covered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices.

We will not receive any proceeds from the disposition of common stock by the selling stockholders. The selling stockholders will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of shares with the SEC.

The following table sets forth for each selling stockholder:

•                  the name of the stockholder;

•                  the number of shares of our common stock that the stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

•                  the number of shares of our common stock registered for sale for the account of the stockholder under this prospectus; and

•                  the number and percent of shares of our common stock to be beneficially owned by the stockholder (assuming all of the shares covered hereby are sold by each stockholder).

The number of shares in the column “Number of Shares Offered for Sale” represents all of the shares that each stockholder may dispose of under this prospectus. Except as otherwise noted, each of the selling stockholders named below has sole voting and investment power with respect to the shares of common stock beneficially owned by that selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock that are issuable upon the exercise of outstanding options, warrants, convertible securities or other purchase rights are treated as outstanding for purposes of computing each selling stockholder’s percentage ownership of outstanding shares to the extent they are exercisable within sixty days of the date on which such ownership is calculated. We do not know how long the stockholders will hold the shares before disposing of them or how many shares they will dispose of, and we currently have no agreements, arrangements or understandings with any of the stockholders regarding the disposition of any of the resale shares.

Name of	Number of Shares Beneficially Owned		Number of Shares		Shares Beneficially Owned After the Offering
Beneficial Owner	Before the Offering		Offered for Sale		Number(1)		Percentage(2)

Felix Holdings Limited	2,777,775	(3)	2,777,775	(3)	-0	-	-0	-
Epsom Investment Services, NV	4,861,110	(3)	4,861,110	(3)	-0	-	-0	-
Jadry Financial Corp, Inc.	4,861,110	(3)	4,861,110	(3)	-0	-	-0	-
Hypo Alpe-Adria-Bank (Liechtenstein) AG	4,861,110	(3)	4,861,110	(3)	-0	-	-0	-
JTE Finance Ltd(5)	4,861,110	(3)	4,861,110	(3)	-0	-	-0	-
Bank Sal Oppenheim Jr. & CIE	2,777,775	(3)	2,777,775	(3)	-0	-	-0	-
ZZ Fractional Share Pending Account	10	(3)	10	(3)	-0	-	-0	-
Investa Corporation	2,000,000	(4)	2,000,000	(4)	-0	-	-0	-
Cecelia Pineda(6)	500,000	(4)	500,000	(4)	-0	-	-0	-

*Less than 1%.

(1)           Assumes the selling stockholders (a) dispose of all the shares of common stock covered by this prospectus, (b) do not otherwise dispose of any shares of common stock acquired by them prior to the date hereof and (c) do not acquire any additional shares of common stock.

(2)           This percentage is calculated using (a) as the numerator, the number of shares of common stock owned by the stockholder, but not included in the prior column as being offered for sale under this prospectus, and (b) as the denominator, 75,000,000, being the number of shares of common stock outstanding on the date hereof, plus the number of shares offered for sale by the stockholder that are not currently outstanding.

(3)           Represents shares of common stock underlying shares of the Company’s Series A Preferred, which are convertible into shares of common stock at a ratio of five common shares for each share of Series A Preferred (5:1) at an initial conversion price of $0.18.

(4)           Represents shares of common stock underlying warrants to purchase common stock at a price of $0.26 per share.

(5)           The voting and disposition of the shares of Series A Preferred held by JTE Finance Ltd are determined by its partners, Messrs. Joseph T. Eberhard, J. Fluck and M. Kym. Approval by any two of the three partners is required to approve any action regarding voting and disposition of the shares. Each of Messrs. Eberhard, Fluck and Kym disclaims any beneficial ownership of the shares (except to the extent of the direct and indirect pecuniary interests of such person in those shares).

(6)                                  Ms. Pineda served as the President, CEO, CFO, Secretary, Treasurer and Director of Platinum Research Organization, Inc. (formerly NorthTech Corporation), the Company’s predecessor, from the date of its incorporation on May 13, 2005 through April 18, 2007.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales;

•                  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale; and

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933 (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under

Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

The Company is required to pay all fees and expenses incident to the registration of the shares. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL PROCEEDINGS

We are subject to certain legal proceedings and claims that arise in the ordinary course of and are incidental to the business. In the opinion of management, based on discussions with and advice of legal counsel, the amount of ultimate liability with respect to these actions, either individually or in the aggregate, will not materially affect our consolidated results of operations or our financial condition.

MANAGEMENT

The following table sets forth information regarding our executive officers and directors:

Name	Age	Position

Thomas G. Plaskett	63	Executive Chairman and Director
John T. (“Cork”) Jaeger, Jr.	64	President, Chief Executive Officer and Director
Michael D. Newman	51	Senior Vice President and Chief Financial Officer
T. Allan McArtor	64	Director
Arnold I. Burns	76	Director
Ben DuPont	42	Director
Michael McMillan	64	Director

THOMAS G. PLASKETT. Mr. Plaskett is a corporate director and executive with more than 25 years of executive management and senior level policy experience in the corporate areas of service, manufacturing and transportation. Since 1991, Mr. Plaskett has served as chairman of Fox Run Capital Associates, a private consulting firm in Dallas, Texas, focusing on financial advisory and consulting services for emerging companies. Previously, he has served as chairman, president and chief executive officer of Pan Am Corporation, president and chief executive officer of Continental Airlines, and several senior management positions at American Airlines and AMR Corporation. He also was vice-chairman of Legend Airlines in Dallas. Mr. Plaskett is the non-executive chairman of Novell Corporation and presiding director of RadioShack Corporation, headquartered in Fort Worth, Texas. He is also a director of Alcon, Incorporated, in Fort Worth. He serves as trustee and past chairman of the board of trustees for Kettering University (formerly GMI Engineering and Management Institute) in Flint, Michigan. Mr. Plaskett holds an MBA from the Harvard University Graduate School of Business Administration and a Bachelor of Industrial Engineering from Kettering University in Flint, Michigan.

JOHN T. JAEGER, JR. Mr. Jaeger was appointed President and Chief Executive Officer, and elected as a director, in April 2007. In 1984, Mr. Jaeger founded The Fairmount Company, the co-founding stockholder of Platinum Research Organization. Mr. Jaeger’s executive management skills also have been applied in other business marketplaces. From 1982 until 1988, he was chief executive officer of Scotts Valley Circuits, Inc., a circuit board manufacturer, and of Galaxy Boat Manufacturer, Inc. Mr. Jaeger received a Bachelor of Arts from Trinity College in Hartford, Conn. Thereafter, in 1965, he attended Cleveland Marshall Law School in Cleveland, Ohio.

MICHAEL D. NEWMAN. Mr. Newman was appointed Senior Vice President and Chief Financial Officer in April 2007. From 2005 until his appointment, Mr. Newman had been employed as an independent consultant. From 2001 through 2004, Mr. Newman served as the Senior Vice President and Chief Financial Officer of RadioShack Corporation, a retailer of consumer electronics and services located in Fort Worth, Texas.

T. ALLAN MCARTOR. Mr. McArtor is chairman of Airbus North America Holdings, Inc., overseeing the activities of Airbus in the United States and Canada, including governmental affairs. Before joining Airbus, he founded and served as chairman and chief executive officer of Legend Airlines, a luxury regional airline based at Dallas Love Field. Previously, he served as a member of the senior management team of Federal Express Corporation for two years (1987-1989) and as the Administrator of the Federal Aviation Administration (FAA).

Mr. McArtor serves on the Board of Directors of: EADS North America, Inc.; The European Institute; Washington Area Airports Authority; Aviation Safety Alliance; GKN Aerospace Transparency Systems; and Committee for Economic Development. He is a member of the International Policy Committee and Homeland Security Committee, U.S. Chamber of Commerce. He has also served on the boards of: Excel Communication, Inc.; Teleglobe of Canada; Learjet, Inc.; Fairchild Space and Defense Company (a MATRA company); and Angel Technologies. Currently, he serves on the boards of the Falcon Foundation executive committee, Sabre Society, Air Force Memorial Foundation Board of Trustees, and the St. Jude’s Children’s Hospital Professional Advisory Board.

Mr. McArtor is a 1964 graduate of the U.S. Air Force Academy (BSE) and was the Cadet Wing Commander. In addition, he holds a Masters of Science - Engineering from Arizona State University. Later he was an associate professor of engineering mechanics at the Air Force Academy, piloted with the U.S. Air Force “Thunderbirds”

Aerial Demonstration Team, and became a highly decorated combat pilot in Vietnam. Mr. McArtor currently holds a commercial pilot’s license (instrument rating, multi-engine) and is a member of Tau Beta Pi (engineering honorary society).

ARNOLD I. BURNS. Mr. Burns has been the chairman of New York-based QuanStar Group, LLC since 2004. Prior to this, Mr. Burns served as a managing director and senior partner at Natexis Bleichroeder Inc., Arnhold and S. Bleichroeder, Inc., and Proskauer Rose LLP. From 1986 to 1988, he served at the U.S. Department of Justice in Washington, D.C. as an associate attorney general and then as a deputy attorney general.

Mr. Burns is a current member of the American Bar Association, the New York State Bar Association, the Association of the Bar of the City of New York, the New York County Lawyers’ Association, the Federal Bar Association and the Cornell Law Association. He is also a member of the board of directors at New Valley Corporation, the NYC Economic Development Corporation, where he also serves on the executive committee, and the Yankee Entertainment Sports Network.

Mr. Burns graduated from Union College in Schenectady, New York in 1950 and from Cornell Law School in 1953. He also completed postgraduate work at Parker School of International Law in New York.

BEN DUPONT. Ben DuPont is founder and president of yet2.com, which helps companies scout for and acquire new technology and divest underutilized technology. Mr. DuPont developed the business plan for yet2.com in 1998, which led to the development of a global organization.

Prior to founding yet2.com, Mr. DuPont spent 13 years with the DuPont organization in a variety of roles including: specialty chemicals, fibers and automotive business units at sites in South Carolina, Michigan, New Jersey and Delaware. Mr. DuPont launched the DuPont organization’s first on-line business in 1994, and for a year, managed DuPont’s only internet presence. He also co-founded DigitalEye and Emeron (beachcam.com, trafficam.com, traintimes.com), which was acquired by Diamond Technologies in 2002. Mr. DuPont has a BSME from Tufts University.

MICHAEL MCMILLAN. Dr. McMillan formed MLM Consulting Services, Inc. in 2005, providing senior-level consulting services to organizations such as GM Powertrain, ILSAC and selected other organizations in the additive industry. For more than 35 years, Dr. McMillan served with General Motors, where he concentrated on the relationships of fuels and lubricants to their performance in automotive components. Dr. McMillan also has published numerous papers on subjects in this area. He was closely involved in ASTM efforts to develop low-temperature engine oil pumpability testing and high-temperature rheological tests that predict engine wear, as well as CRC and ASTM efforts to solve diesel fuel-related problems including low-temperature operability and exhaust particulate formation. Concerned with all aspects of engine oil quality and performance, he was closely involved with efforts to improve lubricant performance through the development of worldwide performance specifications.

Dr. McMillan has served as chairman of the International Lubricant Standardization and Approval Committee (ILSAC), co-chairman of the Administrative Guidance Panel which oversaw the API Engine Oil Licensing and Certification System, and was an active participant in numerous ASTM and SAE technical committee activities. He was elected a Fellow of the Society of Automotive Engineers in 2002. Dr. McMillan received his BS (1964) and MS (1965) degrees in Chemical Engineering from the University of Michigan, and a PhD in Chemical Engineering from the Ohio State University in 1970.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table and the accompanying explanatory footnotes set forth the cash and non-cash compensation awarded to, earned by and paid by the Company to its principal executive officer and two other executive officers who were the most highly compensated executive officers for services rendered in all capacities during the fiscal years ended December 31, 2006 and for the period from the Predecessor’s incorporation on May 13, 2005 through December 31, 2005.

Name and Principal Position	Fiscal Year	Salary		Bonus		All Other Compensation
Cecelia Pineda (1)	2006	$-0	-	$-0	-	$-0	-
President, CEO, CFO and Director	2005	$-0	-	$-0	-	$-0	-

Cork Jaeger (2)	2006	$-0	-	$-0	-	$-0	-
President, CEO and Director	2005	$-0	-	$-0	-	$-0	-

Michael D. Newman (3)	2006	$-0	-	$-0	-	$-0	-
Senior Vice President and CFO	2005	$-0	-	$-0	-	$-0	-

(1)                                  Ms. Pineda was appointed President, CEO, CFO, Treasurer, Principal Accounting Officer, Secretary and a Director of the Company on May 13, 2005, the date of Platinum’s formation. Ms. Pineda served in these capacities until April 18, 2007.

(2)                                  Mr. Jaeger was appointed President, CEO and Director of the Company on April 18, 2007, and he has served as President and CEO of Platinum since its inception on April 28, 2004.

(3)                                  Mr. Newman was appointed Senior Vice President and CFO of the Company on April 18, 2007.

As of December 31, 2006, executives of the Company had not received any compensation, either directly or indirectly, for their services as directors and executive officers of the Company.

Outstanding Equity Awards

As of December 31, 2006, the Company had no equity awards outstanding.

Compensation of Directors

No amounts were paid to the sole member of the Board of Directors for services in such capacity during the fiscal year ended December 31, 2006.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During the year ended December 31, 2006, Ms. Pineda made contributions to capital for management fees and rent of $20,400 (December 31, 2005 - $0) and $3,600 (December 31, 2005 - $0), respectively. In the audited financial statements of the Predecessor, these amounts have been recorded as an increase in expenditures and an increase in additional paid-in capital.

In connection with Mr. Jaeger’s appointment as President and Chief Executive Officer, the Company entered into a Consulting Agreement, dated April 18, 2007, with The Fairmount Company, a District of Columbia corporation (“Fairmount”), and Mr. Jaeger, which governs the terms of Mr. Jaeger’s services as President and Chief Executive Officer of the Company. Mr. Jaeger owns approximately 36% of the capital stock of Fairmount.

The term of the Consulting Agreement is three years beginning on April 18, 2007. During the term of the Consulting Agreement, Fairmount is to provide all of the responsibilities and duties determined by the Company’s Board of Directors, and Mr. Jaeger is responsible for the duties required of Fairmount as the President, Chief Executive Officer and Director of the Company. During the term of the Consulting Agreement, Mr. Jaeger will receive an annual base salary of $75,000, and Fairmount will receive a fee of $135,000 per year. Both Mr. Jaeger and Fairmount will be eligible to receive cash bonuses every year in an amount up to 100% of Mr. Jaeger’s and Fairmount’s aggregate annual compensation. Any such cash bonus would be shared equally by Mr. Jaeger and Fairmount and would be based on specific milestones established by the Company’s Board of Directors. In addition, the Company granted to Fairmount an option to acquire 10% of the Company’s common stock in replacement of Fairmount’s previously granted options to acquire a 10% equity interest in Platinum LP, which were cancelled upon issuance of the Company’s options. Such options will vest 1/6 per year during the three-year term of the Consulting Agreement, with the remaining 50% vesting in accordance with performance-based milestones as established and agreed to by the Company’s Board of Directors.

The Consulting Agreement will terminate upon Mr. Jaeger’s death or disability, and the Company may terminate the Consulting Agreement at any time for cause. If the Consulting Agreement is terminated by the Company for either of the foregoing reasons, Mr. Jaeger and Fairmount shall be entitled only to compensation through the date of termination. If the Company terminates Mr. Jaeger without cause, Mr. Jaeger and Fairmount are entitled to receive compensation and all other benefits under the Consulting Agreement for six months following the termination date. The Consulting Agreement also contains confidentiality provisions and non-competition and non-solicitation covenants that are effective during the term of the Consulting Agreement and for two years after its termination.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of the common stock and Series A Preferred as of November 28, 2007, by (i) all persons known by the Company to be the owner of record or beneficially of more than five percent of the outstanding common stock and/or the outstanding Series A Preferred, (ii) each director of the Company, (iii) each person listed in the Summary Compensation Table set forth under the caption “Executive Compensation” and (iv) all directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder identified in the table possesses sole voting and investment power with respect to his shares. Unless otherwise noted, each owner’s mailing address is 2777 N. Stemmons Freeway, Suite 1440, Dallas, Texas 75207.

	Common Stock			Preferred Stock
Name	Shares Beneficially Owned (1)		Percent of Class (2)	Shares Beneficially Owned (1)	Percent of Class (3)

Felix Holdings Limited CP 691 1215 Geneva 15, Switzerland	2,777,775	(4)	3.6%	555,555	11.1%
Epsom Investment Services, NV 10 Route de l’Aeroporte, P.O. Box 691 1215 Geneva 15, Switzerland	4,861,110	(4)	6.1%	972,222	19.4%
Jadry Financial Corp, Inc. 53A Regent Street Belize City, Belize	4,861,110	(4)	6.1%	972,222	19.4%
Hypo Alpe-Adria-Bank (Liechtenstein) AG Landstrasse 126A FL-9494 Schaan, Switzerland	4,861,110	(4)	6.1%	972,222	19.4%
JTE Finance Ltd(5) Biruedsdorterstrasse 55 CH-8004 Zurich, Switzerland	4,861,110	(4)	6.1%	972,222	19.4%
Bank Sal Oppenheim Jr. & CIE Uraniastrasse 28 CH-8022 Zurich, Switzerland	2,777,775	(4)	3.6%	555,555	11.1%
Lubrication Partners, L.P. (6)	55,000,000		73.3%	—	—
Lubrication Partners, Joint Venture(7)	13,255,000		17.7%	—	—
Cecelia Pineda(8) Suite 421 - 1917 West 4th Avenue Vancouver BC, Canada V6J 1M7	500,000	(8)	*	—	—
Tom Plaskett	346,131	(9)	*	—	—
Allan McArtor	346,131	(9)	*	—	—
Arnold Burns	346,131	(9)	*	—	—
Michael L. McMillan	346,131	(9)	*	—	—
John T. (Cork) Jaeger(10)	2,077,619	(10)	2.7%	—	—
Ben DuPont	346,131	(9)	*	—	—
Michael D. Newman	—		—	—	—
All Executive Officers and Directors as a Group (8 persons)	4,308,274		5.4%	—	—

* Less than 1%

(1)                                  Beneficial ownership has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 and unless otherwise indicated, represents securities for which the beneficial owner has sole voting and investment power. Any securities held in the name of, and under, the voting and investment authority of a spouse of an executive officer or director have been excluded.

(2)                                  Calculated based on 75,000,000 shares of common stock outstanding on November 28, 2007, plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(3)                                  Calculated based on 27,500,000 shares of Series A Preferred outstanding on November 28, 2007, plus, for each person or group, any securities that person or group has the right to acquire within 60 days pursuant to options, warrants, conversion privileges or other rights.

(4)                                  Represents shares of common stock underlying shares of the Company’s Series A Preferred, which are convertible into shares of common stock at a ratio of five common shares for each share of Series A Preferred (5:1) at an initial conversion price of $0.18.

(5)                                  The voting and disposition of the shares of Series A Preferred held by JTE Finance Ltd are determined by its partners, Messrs. Joseph T. Eberhard, J. Fluck and M. Kym. Approval by any two of the three partners is required to approve any action regarding voting and disposition of the shares. Each of Messrs. Eberhard, Fluck and Kym disclaims any beneficial ownership of the shares (except to the extent of the direct and indirect pecuniary interests of such person in those shares).

(6)                                  Includes 41,745,000 shares of common stock of which Lubrication Partners, L.P. is the direct beneficial owner and 13,255,000 shares over which it may have shared voting and dispositive power as the managing venturer of the Lubrication Partners joint venture. EFO GenPar, Inc. is the general partner of Lubrication Partners, L.P. Kathryn Esping Woods, William P. Esping, Julie E. Blanton and Jennifer E. Kirtland are the co-trustees of Esping Family Marital Deduction Trust No. 2, which is the sole shareholder of EFO GenPar, Inc. Approval of at least three of the four co-trustees is required to approve any action by the trust, and those individuals share all investment and voting power with respect to the securities held by this stockholder. Each of those co-trustees, EFO GenPar, Inc. and Lubrication Partners, L.P. share all investment and voting power with respect to the securities held by this stockholder, and each of those persons disclaims any beneficial ownership of the shares (except to the extent of the direct and indirect pecuniary interests of such person in those shares).

(7)                                  Lubrication Partners is a joint venture that is controlled by Lubrication Partners, L.P., its managing venturer.

(8)                                  Ms. Pineda served as President, CEO, CFO, Treasurer, Principal Accounting Officer, Secretary and a Director of the Company until April 18, 2007. Shares beneficially owned by Ms. Pineda represent shares underlying warrants to purchase 500,000 shares of common stock at a price of $0.26 per share.

(9)                                  Represents shares of common stock underlying options to purchase common stock at an exercise price of $0.1091.

(10)                            Represents shares of common stock underlying options to purchase common stock at an exercise price of $0.0697. Mr. Jaeger may be deemed to beneficially own up to 12,465,712 shares underlying certain stock options held by The Fairmount Company (“Fairmount”). Only options to purchase 2,077,619 shares of common stock are vested and will be vested within the 60 day period from the date hereof. Mr. Jaeger is the President of Fairmount and controls the voting and disposition of the shares that are held by that stockholder. Mr. Jaeger disclaims any beneficial ownership of the shares held by Fairmount (except to the extent of his pecuniary interest in Fairmount).

DESCRIPTION OF SECURITIES

Our authorized stock consists of 500,000,000 shares, consisting of 400,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock, $0.001 stated value per share. The following is a summary of the terms and provisions of our capital stock and the material applicable terms of our certificate of incorporation and bylaws. You should also review our certificate of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part.

Material Terms of the Common Stock

We are authorized to issue up to 400 million shares of common stock. As of September 30, 2007, there were 75,000,000 shares of common stock issued and outstanding held by nine registered stockholders.

The holders of shares of our common stock:

(i)            are entitled to one vote for each share held of record on each matter submitted to stockholders, and do not have cumulative voting rights for the election of directors;

(ii)           are entitled to receive such dividends, on an equal ratable basis, as the Board of Directors may from time to time declare out of funds of the Company legally available for the payment of dividends;

(iii)          do not have any preemptive rights to subscribe for or purchase any stock, obligations or other securities of the Company and have no rights to convert their common stock into any other securities; and

(iv)          are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs, after satisfaction of all Company liabilities and obligations.

Material Terms of Preferred Stock

Our Board of Directors is authorized, without further action by the stockholders, to issue up to 100 million shares of preferred stock and to establish, without stockholder approval, one or more classes or series of preferred stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that our Board of Directors may designate. By way of illustration, preferred shares may have special rights and preferences that may include special voting rights (or denial of voting rights), special rights with respect to payment of dividends, conversion rights, rights of redemption, sinking funds and special rights in the event of liquidation, as the Board of Directors may determine. These rights and preferences will be determined by the Board of Directors at the time of issuance.

The Board of Directors has authorized the creation of the Series A Preferred. The Series A Preferred may be converted into shares of common stock on a basis of five (5) shares of common stock for every one share of Series A Preferred at anytime by the holder or by the Company under certain conditions. The holders of Series A Preferred are entitled to vote on all matters put to the holders of common stock, with the right to the number of votes they would have on an as-converted basis. The Series A Preferred is subject to mandatory redemption five years from the date of closing the Contribution Agreement. The Series A Preferred shares are also subject to mandatory conversion on the last day of any period of 20 consecutive trading days ending on or after the underlying shares of common stock are registered with the SEC in which the volume weighted average of the daily market price of the Company’s common stock equals or exceeds 200% of the conversion price of the Series A Preferred, as adjusted. Shares of Series A Preferred are entitled to a 10% accrued dividend, which will be reduced to a 5% dividend on the Company entering into a commercial agreement(s) that will increase the Company’s aggregate revenues to $40 million over the life of such commercial agreement(s) and to a 2% dividend on the Company recording net revenues of $1 million per quarter. As of September 30, 2007, there were 5,000,000 shares of Series A Preferred issued and outstanding, all of which were issued in a private placement transaction closed on April 18, 2007.

Dividends

There are no restrictions in our certificate of incorporation or bylaws that prevent us from declaring dividends on our common stock. The Company has never declared nor paid any cash dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future. The payment by the Company of dividends, if any, in the future, rests within the discretion of its Board of Directors and will depend, among other things, upon the Company’s earnings, its capital requirements and its financial condition, as well as other relevant factors.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Board of Directors. Our certificate of incorporation provides that the number of members of our Board of Directors will be fixed from time to time in the manner established in our bylaws, which provide that our Board of Directors will set the number of members of our Board or Directors by a duly adopted resolution. In addition, under our certificate of incorporation, directors may be removed with or without cause by the affirmative vote of a majority of the then-outstanding shares of our capital stock entitled to vote. Our bylaws provide that vacancies on our Board of Directors will be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, and that the newly elected director shall serve for the unexpired term of his or her predecessor. The likely effect of the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of our Board of Directors. The provisions in our certificate of incorporation relative to fixing the numbers of directors, the election and the removal of directors are subject to the rights of holders of preferred stock that may be established by our Board of Directors pursuant to our certificate of incorporation in order to permit the holders of preferred stock to elect directors under specified circumstances.

Our bylaws provide that nominations for the election of directors may be made by the Board of Directors, by a proxy committee appointed by the Board of Directors or by any stockholder entitled to vote in the election of directors. Under our bylaws, stockholders intending to nominate director candidates for election must give proper advance notice to the secretary of Platinum at least 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The chairman of any stockholder meeting may refuse to acknowledge the nomination of any person who is not nominated in compliance with the procedure established in the bylaws. Although this does not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors, it may have the effect of precluding a contest for the election of directors if these procedures are not followed precisely.

Special Vote Required for Business Combinations. We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law, and provisions in our certificate of incorporation that relate to transactions with interested stockholders. Subject to certain exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a “business combination” includes mergers, asset sales having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation, and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is generally a person who, together with affiliates and associates, owns (or within three years prior to the date of determination of whether the person is an “interested stockholder” did own) 15% or more of the corporation’s outstanding voting stock.

DESCRIPTION OF BUSINESS

Formation and Historical Information of the Predecessor

Platinum Research Organization, Inc., as the Predecessor, was incorporated in the State of Nevada on May 13, 2005, under the name “NorthTech Corporation.” The Predecessor was originally formed to develop, expand and market two web-based database programs - one for small business and the second for community sports teams or groups. The Predecessor completed an initial public offering to further this business in March of 2006. Efforts to implement this business plan were pursued, but ultimately the web-based software development business was abandoned.

Management reviewed various strategic alternatives, and on October 26, 2006, the Predecessor entered into a Contribution Agreement with Platinum LP, Lubrication Partners, a joint venture (“GP Transferor”) and sole shareholder of Platinum IP Management, Inc., the general partner of the Company (“PRO GP”), each holding a limited partnership interest in the Company (each, a “Limited Partner” and collectively, the “PRO Transferors”) and Cork Jaeger as the representative of all PRO Transferors and Steve Drayton as the representative of certain individual private placement investors in the Company (other than the PRO Transferors) (the “Investors”).

The Predecessor merged with a wholly-owned subsidiary on October 31, 2006, in order to amend its charter documents, change its name to “Platinum Research Organization, Inc.” and effect a 5-for-1 forward split of its outstanding stock. On April 13, 2007, the Predecessor completed another merger with its wholly-owned subsidiary, Platinum Research Organization, Inc. (“DE Sub”), to reincorporate the Predecessor in Delaware. The name of the surviving company became “Platinum Research Organization, Inc.,” and the certificate of incorporation and bylaws of DE Sub became the certificate of incorporation and bylaws of the Company. Under the terms of the Contribution Agreement, Platinum LP was acquired and it became a wholly-owned subsidiary of the Company effective April 18, 2007.

The Predecessor’s acquisition of Platinum LP has been accounted for as a reverse acquisition application of the purchase method of accounting by the Company, with Platinum LP being treated as the accounting acquirer. Accordingly, the assets and liabilities of the Predecessor were recorded at their respective historical costs and added to those of Platinum LP, and the reported results of operations of the Company now and going forward reflect the historical financial and operating results of Platinum LP.

History of Platinum LP

Platinum LP is a limited partnership formed in the State of Texas on April 28, 2004. Platinum LP was formed for the express purpose to design and commercialize high performance lubricants and coatings. Platinum LP formed Platinum Intellectual Property L.P. (“PIP”) on December 1, 2004 to hold the intellectual property rights related to the business now conducted by the Company. Platinum LP is the sole limited partner, and holds 99.9% of the partnership interest, of PIP.

On April 29, 2004, Platinum LP entered into an agreement with Platinum Research and Development L.L.C., a non-related entity that was originally formed on July 1, 1996 (“Platinum LLC”), to purchase substantially all of Platinum LLC’s assets and assume Platinum LLC’s outstanding liabilities, which consisted primarily of a note payable in the principal amount of $3,000,000, with $1,475,789 in accumulated interest payable. Platinum LLC’s principal business activity is the design and commercialization of high performance lubricants and coatings.

Company Products

Nine years of development efforts by Platinum LP and its predecessor, Platinum LLC, have resulted in the initial commercialization of TechroBondTM in the grease markets with the introduction of TechroBondTM in rail-curve applications in late 2006. The TechroBondTM lubricants have been developed to replace MoS2 greases currently in the marketplace for the automotive, railroad, construction, manufacturing, aerospace and heavy engineering applications.

Management expects a steady stream of products and applications to be commercialized over the next one to two years in grease, metalworking fluid, hydraulic fluid and other applications; however, the largest addressable markets by order of magnitude are oil additives and specialty coatings. The key to these markets resides in advanced development tests and ongoing discussions with leading U.S. industrial and energy companies. There are no guarantees that all or any of these relationships will result in material agreements; however, the Company approaches those relationships as being combined development efforts geared towards bringing commercial products to market by 2009, rather than being merely research collaborations. Each of these development efforts is subject to strict non-disclosure agreements that the Company relies upon to protect intellectual property rights as well as to shield competitors from any “go to market” plans that these companies may utilize with respect to products or technology derived from these efforts.

TechroBondTM is one of a series of product applications the Company has developed based on its patented processes and technologies relating to a fluorinated thiophosphate and a new technique to react zinc dialkyl dithiophosphate (“ZDDP”) and poly tetra fluroethylene to yield new proprietary compounds that enhance the anti-wear and anti-corrosion capabilities of lubricants and coatings (individually and collectively, the “PRO Technology”). The resulting compounds have yielded significantly enhanced anti-wear and anti-corrosion capabilities when measured in bench laboratory tests at the University of Texas at Arlington, and, more important, suggest that the PRO Technology may be a replacement for ZDDP in engine and lubricating oils. Management believes that this new technology will position the Company to disrupt several large, global markets for lubricants, should the Company be successful in bringing its products that rely upon this new technology to market.

The Company intends to develop three primary product lines within the lubricant additive industry, including greases, industrial oils and engine oils, as well as to develop specialty coatings. The greases developed by the Company are being commercialized in 2007. Management expects that its industrial oil products will be commercialized in 2009 and 2010 and the engine oils it is developing will be commercialized in 2009. Specialty coatings are still in the applied research stages.

Industry Overview

Lubricant additives are ingredients added to lubricating oils. Lubricant additives are used in a wide variety of vehicle and industrial applications, including engine oil, automatic transmission fluids, gear oils, hydraulic oils, turbine oils and in virtually any other application where metal-to-metal moving parts are utilized. Lubricant additives are organic and synthetic chemical components that enhance wear protection, prevent deposits and protect against the hostile operating environment of an engine, transmission, axle, hydraulic pump or industrial machine. These proprietary formulations and processes use specific chemical compounds that can act as a catalyst, a reactant or both to provide surface and substrate modification in both liquid and solid lubricants to wear surfaces such as iron, steel and aluminum.

Lubricants are used in nearly every piece of operating machinery from heavy industrial equipment to vehicles. Lubricants provide a layer of insulation and protection between moving mechanical parts. Without this layer of protection, the normal functioning of machinery would not occur. Effective lubricants reduce downtime, prevent accidents and increase efficiency. Specifically, lubricants serve the following main functions:

•                  Friction reduction – Friction is reduced by maintaining a thin film of lubricant between moving surfaces, preventing them from coming into direct contact with one another and reducing wear on moving machinery.

•                  Heat removal – Lubricants act as coolants by removing heat resulting from either friction or through contact with other, higher temperature materials.

•                  Containment of contaminants – Lubricants can be contaminated in many ways, especially over time. Lubricants are required to function by carrying contaminants away from the machinery and neutralizing the harmful impact of the by-products of combustion on operating machinery.

The functionality of lubricants is created through an exact balance between a base mineral oil and performance enhancing additives. Experienced research professionals attempt to achieve this exact balance in order to meet the goal of creating effective formulations in order for lubricants to function at an optimal level. Lubricant additives are composed of component chemicals specially selected to perform desired functions. These chemical components are blended to create products designed to meet industry and customer specifications. Lubricant additive components are generally classified based upon their intended functionality, including:

•                  viscosity index modifiers, which improve the viscosity and temperature characteristics of lubricants and help the lubricant flow evenly to all parts of an engine or machine;

•                  detergents, which clean moving parts of engines and machines, suspend oil contaminants and combustion byproducts, and absorb acidic combustion products;

•                  dispersants, which serve to inhibit the formation of sludge and particulates;

•                  extreme pressure/antiwear agents, which reduce wear on moving engine and machinery parts; and

•                  antioxidants, which prevent oil based lubricants from degrading over time.

Demand for lubricants depends primarily on events and trends in the petroleum and manufacturing industries. Both industrial and automotive markets are affected by the outlook for the economy in general, as well as by government regulations, technological advances in machinery and motor vehicle engine design, developments in base oil and lubricant additive formulations and growth trends in key end-use sectors.

Macroeconomic conditions and inflation/pricing patterns affect demand, as the use of industrial lubricants is very closely tied to the production of manufactured goods. Likewise, demand for manufactured goods is related to trends in consumer spending, energy consumption and trends in nondurable goods markets.

Lubricant usage and formulation are also heavily influenced by environmental and worker safety regulations. Demand for automotive fluids is tied most strongly to the production and use of motor vehicles, construction equipment and other motorized equipment. In turn, the demand for vehicles and equipment that use lubricants is correlated to economic conditions, particularly the outlook for consumer spending, construction and manufacturing activity.

The lubricant marketplace is comprised of two primary components: engine oil additives and specialty additives.

Marketing synthetic and specialty products with higher performance and extended life is the most common method that lubricant manufacturers use to increase profit margins. These products, which include synthetics, blends and vegetable-based lubricants, come with significantly higher price tags, as the price of a synthetic or specialty fluid is typically around three times that of its conventional petroleum-based counterpart. However, the increased performance attainable can be significant enough to justify the higher cost of the synthetic fluids.

Another method that producers have implemented to promote price growth is the production of higher quality lubricant base stocks, such as hydrocracked or hydroprocessed base oils. Efforts to market higher priced lubricants have been aided by technological advances in engine manufacture and machinery design, as heavy equipment in manufacturing plants is being run at increasingly higher speeds, temperatures and loads. These trends have boosted demand for better-performing, more expensive formulations. While the initial cost for these lubricants can be high, these products can operate at higher running temperatures and extend the life of the oil, reducing overall lubricant costs and disposal expenses.

Automotive applications for lubricants include commodity products, such as oils used in gasoline, diesel and marine engines, as well as gear oils, transmission fluids and greases. Therefore, the range of prices for automotive lubricants is also wide. Typical prices for general engine oils range from $2 to $3 per gallon, as these products are often sold in bulk. Automotive greases, on the other hand, which are often formulated for a specific application and sold in small quantities, generally have a higher price range of $8 to $20 per gallon.

Management expects the average price of industrial lubricants to increase 1.4% annually to $3.00 per gallon, while the average price of automotive lubricants is expected to be essentially flat at $2.90 per gallon in 2011. There are a wide range of industrial applications for lubricants, ranging from commodity products, such as rubber oils used in tire manufacture, to specialty lubricants, such as fire-retardant greases for environmentally sensitive mining applications. Therefore, the range of prices for industrial lubricants also varies. Typical prices range from $1 to $2 per gallon for lower end process oils and lubricants to as much as $20 per gallon for some specialty greases; moreover, some highly specialized lubricants can be more than $100 per gallon.

Business Strategy

The Company’s business model is to control the manufacturing and pricing of the material and license and sell products based on the PRO Technology to aligned industry leaders within various fields of use. The Company is exploring several avenues to the commercial market, including joint ventures, marketing and distribution agreements and licensing opportunities. This will enable the Company to expedite its commercialization efforts and exploit the large global market opportunity available for its technology.

Sales & Marketing

The Company currently markets its anti-wear and anti-friction compounds to grease manufacturers. In other product lines, it is currently in a pre-market research and development stage. The Company intends to rely on third parties to sell and market its products.

Principal Suppliers

The Company has several suppliers of required chemicals which are manufactured to industry standards. In addition, the Company has developed and holds patent applications on the manufacturing processes for one key proprietary component. The Company has currently shared this manufacturing knowledge with one supplier and has worked with this supplier to scale-up the processes. If market conditions require additional manufacturers to meet the Company’s demand, the Company has the skills and knowledge to transfer the proprietary manufacturing processes to other fluorinated material manufacturers.

Competition

More than 200 companies participate in the U.S. lubricants industry, including both independent firms and large petroleum concerns. Although the industry encompasses many products, lubricants are generally grouped into automotive and industrial segments. Many lubricant suppliers provide products for both segments, primarily because applications overlap. The U.S. lubricant industry is dominated by major petroleum companies because of the large economies of scale needed for refining operations, distribution and marketing. Leading suppliers include Afton Chemical Corporation, a subsidiary of NewMarket Corporation (formerly Ethyl Corporation), BP PLC, Chevron Oronite Company, a subsidiary of ChevronTexaco Corporation, Exxon Mobil Corporation, Lubrizol Corp., Pennzoil-Quaker State, Royal Dutch/ Shell Oil Company and Valvoline, a subsidiary of Ashland Inc.

Smaller companies are being forced out of the business, primarily due to these requisite economies of scale as well as by increasingly stringent environmental standards that raise operating costs. Smaller companies that do effectively compete in the industry do so by offering value-added products and responding to customer needs in a more timely fashion than their larger competitors.

Research and Development

The Company has developed in-house all of the lubricant additives it intends to manufacture and sell. The PRO Technology has been developed by a team of scientists and chemical, lubricant and oil industry experts over a period of nine years, with millions of dollars being invested over this period to fund the Company’s research and development efforts.

The Company has established an alliance with the University of Texas at Arlington to collaborate on research, development, testing and ultimately, commercialization efforts. The Company has utilized a number of mechanical testing laboratories equipped with a variety of gasoline and diesel engines, driveline and other mechanical equipment to evaluate the performance of additives for lubricants and fuels. In addition, the Company makes extensive use of independent research firms. Global field testing is conducted through various arrangements with third parties.

The Company’s research and development efforts have resulted in proprietary formulations and processes protected by five issued U.S. patents, four pending U.S. patent applications, five U.S. continuation-in-part applications and several trade secrets. The Company has filed these patents or patent applications in key jurisdictions in the international market, and the U.S. patent applications are protected under PCT filings. These proprietary formulations and processes use specific chemical compounds that can act as a catalyst, a reactant or both to provide surface and substrate modification in both liquid and solid lubricants to wear surfaces such as iron, steel and aluminum.

Proprietary Rights

The Company’s intellectual property, including its patents, licenses and trademarks, is an important component of its business. The Company actively protects its inventions, new technologies and product developments by filing patent applications or maintaining trade secrets. The Company’s research and development efforts have resulted in proprietary formulations and processes protected by four U.S. patents, five U.S. patent applications, three continuation-in-part applications and several trade secrets.

In March 1999, the Company’s first patent application was issued by the U.S. Patent Office as U.S. patent Number 5,877,128: the patent is entitled “Catalyzed Lubricant Additives and Catalyzed Lubricant Systems Designed to Accelerate the Lubricant Bonding Process.” A second patent, U.S. Patent Number 6,258,758 B1, entitled “Catalyzed Surface Coating Compositions and Methods” was granted in the first quarter of 2001. A third patent, U.S. Patent Number 6,362,135 entitled “Catalyzed Compositions and Methods for Use in Vehicle Surface Anti-Icing and Other Applications” was granted in the first quarter of 2002. A fourth patent entitled “Engine Oil Additive” was allowed and published on July 11, 2006 as U.S. Patent Number 7,074,745.

The Company takes care to respect the intellectual property rights of others and believes its products do not infringe upon those rights. The Company intends to vigorously participate in patent opposition proceedings around the world, where it believes that those proceedings are necessary to secure a technology base that is free of infringement.

Employees

The Company has four full-time employees, including Mr. Jaeger, the Company’s President and CEO, and Mr. Newman, the Company’s Senior Vice President and CFO. The Company depends heavily on its Board of Directors and third party contractors to maintain and advance its business interests. The Company does not expect a significant change in the number of its employees in the upcoming year. The Company will continue to outsource services to third party contractors where possible.

DESCRIPTION OF PROPERTY

Platinum currently occupies 3,200 square feet of leased office space located at 2777 N. Stemmons Freeway, Suite 1440, Dallas, Texas 75207. The lease began in August 2007 and has an initial term of five years with one option to extend the lease for another five-year period. Monthly rent during the initial lease term is deferred for the first two months and is $4,266.67 for the rest of the first lease year, and it will increase to $4,400.00, $4,533.33, $4,666.67 and $4,800.00 per month for each of the remaining years in the initial lease term.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Plan of Operation

On April 18, 2007, we closed the Contribution Agreement which resulted in our acquisition of Platinum LP and the appointment of a new slate of directors. Under the terms of the Contribution Agreement:

•                  GP Transferor contributed all of the capital stock of PRO GP (the “PRO GP Capital Stock”), free and clear of all liens, to the Company;

•                  each Limited Partner contributed all of the outstanding limited partner partnership interests of the Company (collectively, the “Partnership Interests”) held by such Limited Partner, free and clear of all liens, to the Company; and

•                  the Investors contributed $4,500,000 in new capital by way of private placement to the Company. This private placement included the conversion of the convertible promissory notes totaling $1,000,000 held by two Investors.

In return, the Company issued the aggregate total of:

•                  55,000,000 unregistered shares of its common stock to GP Transferor for the PRO GP Capital Stock and for the Partnership Interests;

•                  5,000,000 unregistered shares of Series A Preferred to the Investors; and

•                  2,500,000 common stock share purchase warrants to Investa Capital Partners Corporation and Ms. Cecelia Pineda.

Concurrent with the closing of the Contribution Agreement, Ms. Pineda returned to the Company’s treasury 22,500,000 shares of common stock of the Company held in her name.

The Company’s acquisition of Platinum LP has been accounted for as a reverse acquisition application of the purchase method of accounting by the Company, with Platinum LP being treated as the accounting acquirer. Accordingly, the assets and liabilities of the Predecessor were recorded at their respective historical costs and added to those of Platinum LP, and the reported results of operations of the Company now and going forward reflect the historical financial and operating results of Platinum LP.

As a result of the foregoing transactions, the Pro Transferors now own 73.33% of the issued and outstanding shares of common stock of the Company on a non-diluted basis and 53.66% of the Company’s common stock on a fully-diluted basis.

As a result of our acquisition of Platinum LP, the Company’s new business focus is the design, development and commercialization of patented high-performance lubricants and coatings. The Company’s products will be marketed under the trade name TechroBond™ for automotive, aviation, industrial and consumer aftermarkets. TechroBondTM is one of a series of product applications the Company developed based on its patented processes and technologies relating to a fluorinated thiophosphate and a new technique to react zinc dialkyl dithiophosphate (“ZDDP”) and poly tetra fluroethylene to yield new proprietary compounds that enhance the anti-wear and anti-corrosion capabilities of lubricants and coatings. The resulting compounds have yielded significantly enhanced anti-wear and anti-corrosion capabilities when measured in bench laboratory tests at the University of Texas at Arlington, and, more importantly, suggest that the PRO Technology may be a replacement for ZDDP in engine and lubricating oils. Management believes that this new technology will position the Company to penetrate several large, global markets for lubricants should the Company be successful in bringing its products that rely upon this new technology to market during the next twelve months.

The Company intends to develop three primary product lines within the lubricant additive industry, including greases, industrial oils and engine oils, as well as to develop specialty coatings.

Results of Operations

On July 31, 2007, the Company signed a global marketing and distribution agreement with R.T. Vanderbilt, a manufacturer and distributor of chemicals and minerals serving a diverse set of markets worldwide. The agreement gives R.T. Vanderbilt the exclusive right to market and distribute the Company’s TechroBondTM products on a global basis to the grease market.

The Three Months Ended September 30, 2007 Compared to the Three Months Ended September 30, 2006

Net Sales and Gross Profit. Net sales and gross profit for both the three-month period ended September 30, 2007 and the three-month period ended September 30, 2006 was $0. The Company is a development stage company and continues to focus its efforts on the marketing and commercialization of the Company’s products and technologies, the registration of its products with the Environmental Protection Agency (the “EPA”), in Europe, Japan and the Far East and on further developing its relationships with key business partners in the Engine Oil, Grease, Industrial Oil and Coatings markets.

Selling, General and Administrative Expenses. The Company’s total SG&A expenses for the three-month period ended September 30, 2007 were $682,763, an increase of $446,410 over total SG&A expenses of $236,353 for the three-month period ended September 30, 2006. Total SG&A expenses are composed of outside legal and professional fees, salaries, insurance costs, product evaluation and technical support and other SG&A expenses.

The Company’s outside legal and professional fees for the three-month period ended September 30, 2007 were $250,921, an increase of $161,758 over outside legal and professional fees of $89,163 for the three-month period ended September 30, 2006. This increase was due to increased product and technology consultancy costs, increased public and investor relations costs and increased public company compliance costs associated with SEC filings and preferred stock registration statements.

The Company’s salaries expense for the three-month period ended September 30, 2007 was $191,609, an increase of $118,477 over salaries expense of $73,132 for the three-month period ended September 30, 2006. This increase was primarily due to non-cash expenses incurred relating to the expensing of stock options pursuant to SFAS 123R, the addition of a new Chief Financial Officer following consummation of the Contribution Agreement and the execution of a new employment contract for the Company’s Chief Executive Officer.

The Company’s insurance costs for the three-month period ended September 30, 2007 were $18,806, an increase of $6,110 over insurance costs of $12,696 for the three-month period ended September 30, 2006. This increase was principally due principally to higher insurance costs associated with patents and intellectual property.

Product evaluation and technical support expenses for the three-month period ended September 30, 2007 were $156,570 an increase of $125,195 over product evaluation and technical support expenses of $31,375 for the three-month period ended September 30, 2006. This increase was due to an increase in scope of the testing and research efforts conducted at the University of Texas - Arlington related to the Company’s products and technologies and costs associated with registering the Company’s products in foreign countries.

Other SG&A expenses for the three-month period ended September 30, 2007 were $41,229, an increase of $36,073 over other SG&A expenses of $5,156 for the three-month period ended September 30, 2006. This increase was due to increased office support costs and Board of Directors-related costs.

Depreciation and Amortization. Depreciation and amortization for the three-month period ended September 30, 2007 was $84,065, a decrease of $38,166 over depreciation and amortization of $122,231 for the three-month period ended September 30, 2006 and relates principally to the amortization of loan issuance costs for debt with the City of Seattle, the amortization of capitalized patent expenses and the depreciation of office and testing equipment.

Interest Expense. Interest expense for the three-month period ended September 30, 2007 was $210,000 which was unchanged compared to interest expense of $210,000 for the three-month period ended September 30, 2006. Interest expense is primarily driven by long term debt of $6,000,000 with the City of Seattle Retirement system.

Other Income. Other income for the three-month period ended September 30, 2007 was $62,046, an increase of $34,048 over other income of $27,998 for the three-month period ended September 30, 2006. This increase was due primarily to interest income from increased cash on hand as a result of equity raised through the Company’s issuance of the Series A Preferred and the issuance of warrants to acquire 2,500,000 shares of common stock April 2007.

The Nine Months Ended September 30, 2007 Compared to the Nine Months Ended September 30, 2006

Net Sales and Gross Profit. Net sales and gross profit for both the nine-month period ending September 30, 2007 and the nine-month period ending September 30, 2006 was $0. The Company continues to focus its efforts on the marketing and commercialization of the Company’s products and technologies, the registration of its products with the EPA, in Europe, Japan and the Far East and efforts to further develop its relationships with key business partners in the Engine Oil, Grease, Industrial Oil and Coatings markets.

Selling, General and Administrative Expenses. The Company’s total SG&A expenses for the nine-month period ended September  30, 2007 were $2,139,566, an increase of $1,439,884 over total SG&A expenses of $699,682 for the nine-month period ended September 30, 2006. Total SG&A expenses are composed of outside legal and professional fees, salaries, insurance costs, product evaluation and technical support and other SG&A expenses.

The Company’s outside legal and professional fees for the nine-month period ended September 30, 2007 were $777,042, an increase of $543,584 over outside legal and professional fees of $233,458 for the nine-month period ended September 30, 2006. This increase was due to legal and professional costs incurred in connection with the Company’s issuance of the Series A Preferred and the issuance of warrants to acquire 2,500,000 shares of common stock, increased public company compliance costs associated with SEC filings and preferred stock registration statements, recruitment costs associated with hiring a new Chief Financial Officer, increased product and technology consultancy costs and increased public and investor relations costs.

The Company incurred $339,783 in costs related to the Contribution Agreement for the nine-month period ended September 30, 2007. No such costs were incurred during the same period in 2006. These costs consisted of outside legal, accounting and audit work related to the Contribution Agreement and related transactions.

The Company’s salaries expense for the nine-month period ended September 30, 2007 was $466,653, an increase of $247,968 over salaries expense of $218,685 for the nine-month period ended September 30, 2006. This increase was primarily due to non-cash expenses incurred relating to the expensing of stock options pursuant to SFAS 123R, the addition of a new Chief Financial Officer following consummation of the Contribution Agreement and the execution of a new employment contract for the Company’s Chief Executive Officer.

The Company’s insurance costs for the nine-month period ended September 30, 2007 were $96,842, an increase of $58,551 over insurance costs of $38,291 for the nine-month period ended September 30, 2006. This increase was due to the purchase of a new Directors and Officers Liability Policy and higher costs associated with patents and intellectual property.

Product evaluation and technical support expenses for the nine-month period ended September 30, 2007 were $265,546, an increase of $161,421 over product evaluation and technical support expenses of $104,125 for the nine-month period ended September 30, 2006. This increase was due to an increase in scope of the testing and research efforts conducted at the University of Texas - Arlington related to the Company’s products and technologies and costs associated with registering the company’s products in foreign countries.

Other SG&A expenses for the nine-month period ended September 30, 2007 were $77,549, an increase of $58,700 over other SG&A expenses of $18,849 for the nine-month period ended September 30, 2006. This increase was due mainly to increased office support costs and Board of Director related expenses.

Depreciation and Amortization. Depreciation for the nine -month period ended September 30, 2007 was $329,420, a decrease of  $36,251 from depreciation of $365,671 for the nine-month period ended September 30, 2006 and relates to the amortization of loan issuance costs for debt with the SCERS, the amortization of capitalized patent expenses and the depreciation of office and testing equipment.

Interest Expense. Interest expense for the nine -month period ended September  30, 2007 was $654,794, an increase of $24,794 over interest expense of $630,000 for the nine-month period ended September 30, 2006, due mainly to additional interest costs associated with $1,000,000 in convertible promissory notes.

Other Income. Other income for the nine-month period ended September 30, 2007 was $150,076, an increase of $50,285 over other income of $99,791 for the nine-month period ended September 30, 2006. This increase was due primarily to interest income from increased cash on hand as a result of equity raised through the Company’s issuance of the Series A Preferred Stock and the issuance of warrants to acquire 2,500,000 shares of common stock in April 2007.

Liquidity and Capital Resources

As of September 30, 2007, the Company had total cash on hand of $3,981,221, of which $1,585,598 was restricted cash.

Cash flows used in operating activities for the nine-month period ended September 30, 2007 were $2,579,867 compared to $1,234,877 used in operating activities for the nine-month period ended September 30, 2006.

Net cash provided by financing activities was $5,000,000 for the first nine months of 2007, consisting primarily of the private placement of 5,000,000 shares of Series A Preferred for a purchase price of $4,500,000. The Series A Preferred is subject to the terms and conditions of a Certificate of Designation, which terms and conditions include a 10% accrued dividend that will be reduced to a 5% dividend upon the Company entering into a commercial agreement(s) that will increase the Company’s aggregate revenues to $40 million per year, and further reduced to a 2% dividend upon the Company recording net revenues of $1 million per quarter. Each share of Series A Preferred may be converted into five shares of common stock at anytime by the holder and under certain conditions by the Company. The Series A Preferred must be redeemed by the Company on April 18, 2012, or prior to that time if the Company fails to fulfill certain obligations to those holders of Series A Preferred for reserving and registering for resale the shares that may be issued upon conversion or upon certain assignments or bankruptcy proceedings.

Immediately following the closing of the Contribution Agreement, Platinum LP became the sole operating subsidiary of the Company, holding substantially all of the Company’s operating assets, other than (i) the intellectual property used by the Company, which is held by PIP, and (ii) the proceeds of the Series A Preferred offering completed as part of the Contribution Agreement, which are held by the Company directly. On December 3, 2004, the Company and PIP entered into a secured note purchase agreement, which provided for PIP to obtain a $6.0 million term loan (“Seattle Loan”) from Seattle City Employee’s Retirement System (“SCERS”).

In connection with the Contribution Agreement, SCERS, the Company, Platinum LP, PIP, Newlight Capital LLC (“Newlight”) and JPMorgan Chase Bank, N.A. entered into an amendment of the Seattle Loan on January 9, 2007, which became effective upon the closing of the Contribution Agreement. The Seattle Loan is governed by a senior secured note issued by PIP to SCERS. The principal amount outstanding under the Seattle Loan will continue to bear interest at a fixed rate equal to 14% per annum, which will increase to 19% per annum following any event of default under the senior secured note. Accrued interest on the outstanding principal is payable on a quarterly basis, and all outstanding principal and interest is due and payable on the earlier of (i) the fourth anniversary of the closing of the Contribution Agreement or (ii) February 28, 2011. As additional consideration for making the loan, SCERS will receive quarterly participation payments at the end of each fiscal quarter that are equal to the greater of (i) 5% of the Company’s gross revenues on a consolidated basis, or (ii) 20% of the Company’s consolidated net income, for such quarter. The participation payments will continue until SCERS is paid all of the principal and accrued interest under the Seattle Loan, plus an aggregate $6.0 million in participation payments. SCERS has received no participation payments through the quarter ended September 30, 2007.

PIP’s performance under the Seattle Loan is secured by all of the assets of PIP, including all of the registered intellectual property used in the Company’s business. In addition, approximately $1.4 million of the loan proceeds were placed in escrow, representing 18 months of estimated interest expense, in the amount of $1.25 million, and $150,000 of certain estimated fees that are payable in connection with the loan.

As amended, the Seattle Loan is subject to certain financial covenants and restrictions, including limitations on incurring indebtedness or granting liens, mergers or consolidations, distributions, expenditures in excess of budgeted amounts, leases, compensation of management, sale of assets and capital expenditures, which apply equally to PIP, Platinum LP and the Company. If PIP issues or sells any new promissory note while the Seattle Loan is outstanding, which are on terms that are more favorable than those under the Seattle Loan, as determined in SCERS’s sole discretion, then the Seattle Loan will automatically be amended such that those more favorable terms will apply to the Seattle Loan to the same extent as they are to apply under the new promissory note. PIP may issue one or more new promissory notes having an aggregate principal amount of no more than $9.0 million, and SCERS will take any actions that are necessary in order to permit the purchasers of such notes to have a security interest and lien that is pari passu with SCERS interests in the collateral securing the Seattle Loan. Any amounts borrowed by PIP that are in excess of the $9.0 million limit shall be subordinate to the Seattle Loan.

Newlight serves as the monitoring agent on behalf of SCERS. In consideration for those services, Newlight received a placement fee of $450,000 at the initial funding and continues to receive $120,000 in annual monitoring fees after the closing of the Contribution Agreement. Newlight received substitution options for 1,909,938 shares of the Company’s common stock upon closing of the Contribution Agreement, representing approximately 1.50% of the outstanding shares, on a fully-diluted basis, after the closing of the Contribution Agreement. Newlight also serves as a consultant to the Company in connection with its intellectual property commercialization efforts as well as in raising additional capital. Newlight receives a percentage of the total additional capital raised or revenues generated from intellectual property commercialization as compensation for such consulting services.

Management believes that the Company’s capital resources are adequate to continue operating and maintaining its current business strategy during the next seven to eight months. While management is currently seeking third party financing, it can give no assurances that they will be successful in these efforts.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on its financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to its stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Shares of our common stock are currently quoted on the OTCBB under the symbol “PLRO.OB”. Our shares began quotation on the OTCBB on July 12, 2006. The following table summarizes the high and low historical closing prices reported by the OTCBB Historical Data Service for the periods indicated. OTCBB quotations reflect inter-dealer prices, without retail mark-up, mark down or commissions, so those quotes may not represent actual transactions.

	High	Low
Fourth Quarter 2007 (through November 28)	$0.61	$0.35
Third Quarter 2007	0.79	0.47
Second Quarter 2007	1.35	0.62
First Quarter 2007	5.55	1.25
Fourth Quarter 2006	2.48	2.16
Third Quarter 2006	N/A	N/A
Second Quarter 2006	N/A	N/A
First Quarter 2006	N/A	N/A
Fourth Quarter 2005	N/A	N/A
Third Quarter 2005	N/A	N/A
Second Quarter 2005	N/A	N/A
First Quarter 2005	N/A	N/A

As of the date of this prospectus, we had nine record holders of our common stock according to the books of our transfer agent.

We have not paid cash dividends on our common stock since our inception. The board of directors does not anticipate payment of any cash dividends in the foreseeable future and intends to continue its present policy of retaining earnings for reinvestment in our operations.

LEGAL MATTERS

The validity of the common stock offered hereby is being passed upon by Hallett & Perrin, P.C., Dallas, Texas.

EXPERTS

The financial statements of Platinum Research Organization, L.P. as of and for the years ended December 31, 2006 and 2005, included in this prospectus and the Registration Statement on Form SB-2 of which this prospectus is a part, have been audited by Lane Gorman Trubitt, L.L.P., independent registered public accounting firm, as set forth in its report thereon included herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Platinum Research Organization, Inc. (formerly known as NorthTech Corporation) as of and for the years ended December 31, 2005 and December 31, 2006, included in this prospectus and the Registration Statement on Form SB-2 of which this prospectus is a part, have been audited by James Stafford, Chartered Accountants, as set forth in its report thereon included herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the SEC. Our SEC filings, including this prospectus and the registration statement of which it is a part, are available over the Internet via the SEC’s EDGAR system at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, DC  20459. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. You may also inspect our SEC reports and other information at our website at http://www.techrobond.com. We do not intend for information contained in our website to be part of this prospectus.

Platinum Research Organization, Inc. and Subsidiaries

(A Development Stage Company)

Consolidated Balance Sheets

U.S. Dollars

(Unaudited)

	Sep 30, 2007	Dec 31, 2006
Assets

Current Assets
Cash – unrestricted	$2,395,623	$211,778
Cash-Restricted	1,585,598	1,527,389
Total Cash	3,981,221	1,739,167
Accounts Receivable	3,738	3,301
Total Current Assets	3,984,959	1,742,468

Property, Plant and Equipment - net of accumulated depreciation	77,364	1,402

Other Assets
Loan Issuance Costs - Net of accumulated amortization	199,237	327,254
Intellectual Property - Net of accumulated amortization	3,538,926	3,698,207
Intellectual Property - non amortizable	193,483	133,490
Total Other Assets	3,931,646	4,158,951

Total Assets	$7,993,969	$5,902,821

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts Payable	$83,070	$134,187
Accrued Interest	70,000	70,000
Preferred Dividend Payable	206,199	—
Total Current Liabilities	359,269	204,187

Long Term Debt	6,000,000	6,000,000

Shareholders’ Equity	1,634,700	(301,366)

Total Liabilities and Shareholders’ Equity	$7,993,969	$5,902,821

The accompanying notes are an integral part of these financial statements

Platinum Research Organization, Inc. and Subsidiaries
(A Development Stage Company)

Consolidated Statements of Operations

U.S. Dollars

(Unaudited)

	Three Months Ended		Incr/	Nine Months Ended		Incr/	For the Period From Date of Inception
	9/30/07	9/30/06	(Decr)	9/30/07	9/30/06	(Decr)	to 9/30/07

Sales	$—	$—	$—	$—	$—	$—	$—
Cost of Goods Sold	—	—	—	—	—	—	—
Gross Profit	—	—	—	—	—	—	—
Selling General and Administrative Expenses

Salaries	191,609	73,132	118,477	466,653	218,685	247,968	1,263,124
Travel	17,547	18,328	(781)	86,787	68,932	17,855	310,452
Product Evaluation / Technical Support	156,570	31,375	125,195	265,546	104,125	161,421	653,472
Outside Legal and Professional Fees	250,921	89,163	161,758	777,042	233,458	543,584	1,707,007
Contribution Agreement Related Costs	—	—		339,783	—	339,783	339,783
Insurance	18,806	12,696	6,110	96,842	38,291	58,551	264,872
Rent	6,081	6,503	(422)	29,364	17,342	12,022	101,789
Other	41,229	5,156	36,073	77,549	18,849	58,700	169,332
Total SG&A	682,763	236,353	446,410	2,139,566	699,682	1,439,884	4,809,831

Depreciation and Amortization	84,065	122,231	(38,166)	329,420	365,671	(36,251)	1,540,474

Other Income	62,046	27,998	34,048	150,076	99,791	50,285	416,618
Interest Expense	210,000	210,000	—	654,794	630,000	24,794	2,880,528

Net Loss Before Taxes	(914,782)	(540,586)	(374,196)	(2,973,704)	(1,595,562)	(1,378,142)	(8,814,215)

Income Tax - Current	—	—	—	—	—	—	—
Income Tax - Deferred	—	—	—	—	—	—	—

Net Loss	$(914,782)	$(540,586)	$(374,196)	$(2,973,704)	$(1,595,562)	$(1,378,142)	$(8,814,215)

Loss per Common Share - Basic	$(0.01)	$(0.02)	$(0.01)	$(0.04)	$(0.05)	$(0.01)	$(0.25)

Weighted Average Number of Shares used in per share calculations - Basic	102,500,000	32,500,000	70,000,000	77,335,165	29,239,927	48,095,238	36,684,000

The accompanying notes are an integral part of these financial statements

Platinum Research Organization, Inc. and Subsidiaries
(A Development Stage Company)
Consolidated Statements of Cash Flows

U.S. Dollars
(Unaudited)

	Nine-Month Period Ended		Inception to
	9/30/2007	9/30/2006	9/30/2007

Cash Flow From Operating Activities
Net Loss for the Period	$(2,973,703)	$(1,595,563)	$(8,814,215)
Items not requiring Cash
Depreciation and Amortization	329,420	365,671	1,540,474
Option Expense	115,438	—	115,438
Changes in Assets and Liabilities
(Increase) / Decrease in Receivables	94	(937)	(3,207)
Increase / (Decrease) in Payables	(51,117)	(4,049)	83,071
Increase / (Decrease) in Accrued Interest	—	—	1,167,681
Net Cash Used in Operating Activities	(2,579,868)	(1,234,877)	(6,530,758)

Cash Flow From Investing Activities
Purchases of Property, Plant and Equipment	(77,655)	(715)	(80,628)
Investment in Intellectual Property	(100,423)	(68,075)	(347,052)
Net Cash Used in Investing Activities	(178,078)	(68,790)	(427,680)

Cash Flow From Financing Activities
Net Proceeds—Long Term Debt	—	—	5,550,000
Preferred Shares Issued for Cash	4,500,000	—	4,500,000
Funds Received From Previously Controlled Entity	500,000	—	500,000
Loan Costs/Other	—	(9,879)	(230,341)
Net Cash Generated From Financing Activities	5,000,000	(9,879)	10,319,659

Increase (decrease) in cash and cash equivalents	2,242,054	(1,313,546)	3,981,221

Cash and Cash Equivalents Beginning of Period	1,739,167	3,553,211	—

Cash and Cash Equivalents End of Period	$3,981,221	$2,239,665	$3,981,221

Supplemental Disclosures:

Cash Paid During the Period for:
Interest	$654,794	$630,000	$2,880,528
Income Tax	—	—	—

Non-Cash Items
Purchase of Intellectual Property Through the Assumption of Debt	—	—	$4,475,789
Partners Capital Contribution Resulting from the Forgiveness of Debt	—	—	$5,536,597
Preferred Dividends	$206,200	—	$206,200
Loan Costs Netted Against Proceeds of Loan	—	—	$450,000

The accompanying notes are an integral part of these financial statements

Platinum Research Organization, Inc. and Subsidiaries
(A Development Stage Company)

Consolidated Statement of Changes in Shareholders’ Equity

U.S. Dollars

(Unaudited)

	Number Common Shares Issued	Number Preferred Shares Issued	Number of Warrants Issued	Capital Stock $	Preferred Stock $	Paid in Capital and Distributions $	Subscrip- tions Payable $	Warrants $	Deficit Accumulated $	Shareholders Equity $
Balance at April 28, 2004 – Date of Inception
Forgiveness of Debt (Note 11)						5,536,597				5,536,597
Capital Contributions						4,484				4,484
Distributions						(145)				(145)
Net Loss									(1,347,794)	(1,347,794)
Balance at December 31, 2004						5,540,936			(1,347,794)	4,193,142
Capital Contributions						1,938				1,938
Distributions						(4,740)				(4,740)
Net Loss									(2,147,610)	(2,147,610)
Balance at December 31, 2005						5,538,134			(3,495,404)	2,042,730
Capital Contributions						1,086				1,086
Distributions						(75)				(75)
Earnings Charge for options expense (Note 5)
Net Loss for period									(2,345,107)	(2,345,107)
Balance at December 31, 2006						5,539,145			(5,840,511)	(301,366)
Capital Contributions						268				268
Earnings Charge for options expense (Note 5)						36,359				36,359
Net Loss for period									(817,684)	(817,684)
Balance at March 31, 2007						5,575,772			(6,658,195)	(1,082,423)
Capital contributions cash						269				269
Shares Issued to PRO Transferors (Note 5)	55,000,000			55,000		(55,000)
Preferred Equity raised (Note 5)		5,000,000			5,000	4,495,000				4,500,000
Warrants Issued to Investa/Pineda (Note 5)			2,500,000
Earnings charge for options expense (Note 6)						45,053				45,053
Preferred dividends payable (Note 5)							(93,700)			(93,700)
Net Loss for Period									(1,241,238)	(1,241,238)
Equity of PRO Inc. at 3/31/2007	42,500,000			42,500		435,097				477,597
Change in PRO Inc. Equity 3/31-4/18/2007 (Note 5)	(22,500,000)			(22,500)		44,904				22,404
Equity of PRO Inc. time of contribution agreement (Note 1)	20,000,000			20,000		480,001				500,001
Balance at June 30, 2007	75,000,000	5,000,000	2,500,000	75,000	5,000	10,541,095	(93,700)		(7,899,433)	2,627,962
Capital Contributions						(6)				(6)
Preferred Dividend payable (Note 5)							(112,500)			(112,500)
Earnings charge for options expense (Note 6)						34,026				34,026
Net Loss for period									(914,782)	(914,782)
Balance at September 30, 2007	75,000,000	5,000,000	2,500,000	75,000	5,000	10,575,115	(206,200)		(8,814,215)	1,634,700

The accompanying notes are an integral part of these financial statements

Platinum Research Organization, Inc. and Subsidiaries
(A Development Stage Company)

Notes to Consolidated Financial Statements - Unaudited

September 30, 2007

1.                          Nature and Continuance of Operations

The Company was incorporated in the State of Nevada on May 13, 2005, under the name “NorthTech Corporation.” The Company was originally formed to develop, expand and market two web-based database programs for small business and community sports. The Company completed its initial public offering in March 2006, and subsequently abandoned its software development business. On April 13, 2007, the Company completed a merger with its wholly-owned subsidiary Platinum Research Organization, Inc. to reincorporate the Company in Delaware, and the name of the surviving Company became “Platinum Research Organization, Inc.”  We acquired Platinum Research Organization L.P., a Texas limited partnership (“Platinum LP”), pursuant to a Contribution Agreement we entered into on October 26, 2006 (the “Contribution Agreement”), and Platinum LP became a wholly-owned subsidiary of the Company effective April 18, 2007 (Note 7). The Company no longer pursues software development, and the sole focus of our business is the development, manufacture and marketing of high-performance lubricants and coatings products.

As noted above, we acquired Platinum LP effective April 18, 2007. The transaction has been accounted for as a reverse acquisition application of the purchase method of accounting by the Company (formerly known as NorthTech), with Platinum LP treated as the accounting acquirer. Accordingly, the assets and liabilities of the Company (formerly known as NorthTech) have been recorded at their respective historical costs, and added to those of Platinum LP, and the reported results of operations of the Company will reflect historical results of operations of Platinum LP.

The closing of the Contribution Agreement resulted in our acquisition of Platinum LP and the appointment of a new slate of directors. As a result of our acquisition of Platinum LP, the Company’s new business focus is the design, development and commercialization of patented high-performance lubricants and coatings. The Company’s products will be marketed under the trade name TechroBond™ for automotive, aviation, industrial and consumer aftermarkets. TechroBondTM is one of a series of product applications Platinum LP developed based on its patented processes and technologies relating to a fluorinated thiophosphate and a new technique to react zinc dialkyl dithiophosphate (“ZDDP”) and poly tetra fluroethylene to yield new proprietary compounds that enhance the anti-wear and extreme pressure capabilities of lubricants and coatings (individually and collectively, the “PRO Technology”). The resulting compounds have yielded significantly enhanced anti-wear and extreme pressure capabilities when measured in bench laboratory tests at the University of Texas at Arlington, and, more importantly, suggest that the PRO Technology may be a replacement for ZDDP in engine and lubricating oils. Management believes that this new technology will position the Company to penetrate several large, global markets for lubricants should the Company be successful in bringing its products that rely upon this new technology to market.

The Company is a development stage enterprise, as defined in Statements of Financial Accounting Standards (“SFAS”) No. 7. The Company is currently devoting all of its present efforts to commercialization of its products and technologies. Accordingly, no revenue has been realized to date.

The Company’s financial statements at September 30, 2007 and for the three- and nine-month periods then ended have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a loss of $2,973,704 for the nine -month period ended September 30, 2007 and had cash of $3,981,221 at September 30, 2007.

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. Management believes that the Company’s capital resources should be adequate to continue operating and maintaining its business strategy for the next seven to eight months. However, if the Company is unable to realize revenue from the commercialization of its products or is unable to raise additional capital in the future, management expects that the Company will need to seek additional capital on less favorable terms and/or pursue other remedial measures. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.                          Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of these financial statements.

Basis of presentation

The accompanying unaudited interim financial statements have been prepared as of September  30, 2007, and for the three and nine month periods ended September  30, 2007 and 2006 in accordance with accounting principles generally accepted in the United States of America (“GAAP”) relating to the preparation of financial statements for interim periods. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine-month periods ended September 30, 2007 are not necessarily indicative of the results that may be expected for the year ending December 31, 2007.

These interim financial statements follow the same accounting policies and methods of their application as the most recent annual financial statements. These interim financial statements should be read in conjunction with the audited financial statements of the Company as at December 31, 2006, as contained in the Company’s Form 10-KSB filed with the Securities and Exchange Commission on March 23, 2007.

Principles of consolidation

The consolidated financial statements include the accounts of PRO, Inc., PRO, LP and PIP, LP., its wholly owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Financial instruments

The carrying value of cash, loans receivable, accounts payable and accrued liabilities, amounts due to related parties and convertible promissory notes payable approximates their fair value because of the short maturity of these instruments. Prior to April 2007, the Company’s operations were located in Canada, and virtually all of its assets and liabilities gave rise to significant exposure to market risks from changes in foreign currency rates. The Company’s financial risk was the risk that arose from fluctuations in foreign exchange rates and the degree of volatility of these rates. Subsequent to March 2007, the Company’s operations are located in the United States and foreign currency transactions are not prevalent. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Derivative financial instruments

The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not. As of September 30, 2007 and September 30, 2006, the net deferred tax asset has been offset by a valuation allowance.

Basic and diluted net loss per share

The Company computes net loss per share in accordance with SFAS No. 128, Earnings per Share. SFAS No. 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Comprehensive loss

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of September 30, 2007, the Company had no items that represented a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Segments of an enterprise and related information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Start-up expenses

The Company has adopted Statement of Position No. 98-5, “Reporting the Costs of Start-up Activities”, which requires that costs associated with start-up activities be expensed as incurred.  Accordingly, start-up costs associated with the Company’s formation have been included in the Company’s expenses for the period from the date of incorporation on May 13, 2005 to September 30, 2007.

Foreign currency translation

The Company’s functional and reporting currency is in U.S. dollars. The financial statements of the Company are translated to U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from these estimates.

Recent accounting pronouncements

In February 2007, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 allows the Company to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. After reviewing SFAS 159 and 157, the company has elected not to measure financial assets and liabilities at fair value.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). The Statement provides guidance for using fair value to measure assets and liabilities. The Statement also expands disclosures about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not expand the use of fair value measurements in any new circumstances. Under this Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. SFAS 157 is effective for the Company for fair value measurements and disclosures made by the Company in its fiscal year beginning on January 1, 2008. After reviewing SFAS 159 and 157, the company has elected not to measure financial assets and liabilities at fair value.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and SFAS No. 140. SFAS No. 155 permits fair value measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments containing embedded derivatives. The adoption of SFAS No. 155 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 provides guidance on the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 requires that we recognize in the financial statements the impact of a tax position if that position more likely than not will be sustained on an audit, based on the technical merits of the position. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transition provisions. The transition adjustment recognized on the date of adoption is recorded as an adjustment to retained earnings as of the beginning of the adoption period. After reviewing FASB 48, the company does not believe that adoption of FASB 48 will have a material impact on the company’s financial statements.

Comparative figures

Certain comparative figures have been adjusted to conform to the current period’s presentation.

3.                          Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities are non-interest bearing, unsecured and have settlement dates within one year.

4.                          Long Term Debt

As of September 30, 2007, the Company had $6,000,000 in long term debt due under a note with the Seattle City Employees Retirement System (“SCERS”). The principal amount outstanding under this note bears interest at a fixed rate equal to 14% per annum, which will increase to 19% per annum following any event of default under the note. Accrued interest on the outstanding principal is payable on a quarterly basis, and all outstanding principal and interest is due and payable on February 28, 2011. As additional consideration for making the loan, SCERS will receive quarterly participation payments at the end of each fiscal quarter that are equal to the greater of (i) 5% of the Company’s gross revenues on a consolidated basis, or (ii) 20% of the Company’s consolidated net income, for such quarter. The participation payments will continue until SCERS is paid all of the principal and accrued interest under the note, plus an aggregate $6.0 million in participation payments. SCERS has received no participation payments through the quarter ended September 30, 2007. The note is secured by all of the assets of the Company.

5.                          Capital Stock

Authorized

As of September 30, 2007, the Company’s total authorized capital was 400,000,000 common shares, with a par value of $0.001 per common share, and 100,000,000 preferred shares, with a par value of $0.001 per preferred share.

In contemplation of the completion of the Contribution Agreement (see Note 7), a total of 5,000,000 authorized preferred shares were designated as Series “A” Preferred Stock (the “Series A Preferred Stock”), which are convertible into common shares of the Company at a rate of five common shares for each share of Series A Preferred Stock at any time by the holder or by the Company under certain conditions. The Series A Preferred Stock is also subject to mandatory conversion on the last day of any period of twenty consecutive trading days ending on or after the sale of the underlying shares of common stock are registered with the Securities and Exchange Commission in which the volume weighted average of the daily market price of the Company’s common stock equals or exceeds 200% of the adjusted conversion price of the Series A Preferred Stock.

The terms of the Series A Preferred Stock entitle the holder to annual cumulative dividends of $0.09 per share, payable quarterly at the discretion of the Company’s Board of Directors. The annual cumulative dividend will be reduced to $0.045 per share upon the Company entering into a commercial agreement(s) that increases the Company’s aggregate revenues to $40,000,000 per annum and to an annual $0.018 per share upon the Company recording net revenues equal to or greater than $1,000,000 per quarter.

The Series A Preferred Stock has a maturity date of five years from the date of closing of the Contribution Agreement (see Note7).

Issued and outstanding

Under the terms of the Contribution Agreement (please see Note 7 below), on April 18, 2007, the Company:

a)              issued to the Pro Transferors, 55,000,000 unregistered shares of Company common stock;

b)             issued to the Investors 5,000,000 shares of Series A Preferred Stock;

c)              issued to Investa Corporation and Ms. Pineda 2,500,000 warrants to purchase shares of common stock at a price of $0.26 per share; and

d)             cancelled 22,500,000 shares of Company common stock held by Ms. Pineda.

As of September 30, 2007, the Company’s total issued and outstanding capital stock consisted of 75,000,000 common shares, 5,000,000 shares of Series A Preferred Stock and warrants to acquire 2,500,000 common shares.

On February 8, 2007, the Company issued 10,000,000 common shares valued at a price of $0.05 per share upon the exercise of previously outstanding share purchase warrants issued March 30, 2006. As of September 30, 2007, no share purchase warrants in this series were outstanding.

On March 30, 2006, 10,000,000 Units (the “Units”) of the Company were issued for cash proceeds of $100,000. Each Unit consisted of one common share of the Company and one fifth of one purchase warrant share. Each full purchase warrant share entitled the holder to purchase an additional five common shares of the Company at a price of $0.25 per common share expiring March 30, 2009.

Warrants

The following is a summary of warrant activities during the nine-month period ended September 30, 2007:

	Number of warrants	Weighted average exercise price

Outstanding and exercisable at December 31, 2006	2,000,000	$0.25

Exercised	(2,000,000)	$0.25

Outstanding and exercisable at March 31, 2007	—	—

Granted	2,500,000	$0.26

Outstanding and exercisable at June 30, 2007	2,500,000	$0.26

Outstanding and exercisable at September 30, 2007	2,500,000	$0.26

The 2,000,000 warrants outstanding and exercisable at December 31, 2006 were exercised prior to the consummation of the Contribution Agreement on April 18, 2007 and are therefore not reflected in the Consolidated Statement of Changes in Shareholders’ Equity.

6.                          Equity

Effective January 1, 2006, the Company adopted SFAS No. 123R “Share Based Payment” under the modified prospective method described therein. Compensation expense recognized in the three- and nine-month periods ended September 30, 2006 and 2007 includes compensation expense for all stock-based payments granted, modified or vested since adoption of SFAS No. 123R based on the grant date fair value. Stock-based compensation expense recognized in the three- and nine-month periods ended September 30, 2007 was included in Selling, General and Administrative Expenses and totaled $34,026 and $115,438 respectively. No stock-based compensation was recognized in the three- and nine -month periods ended September 30, 2006.

Prior to the consummation of the transactions contemplated by the Contribution Agreement (see Note 7), Platinum LP had issued to key executive officers and consultants, options to acquire up to 18.685% of limited partner partnership interests in Platinum LP. Following the completion of the transactions contemplated in the Contribution Agreement (see Note 7), the Company issued options to acquire 23,292,184 shares of common stock to holders of the Platinum LP options, in substitution for, and following the cancellation of, the Platinum LP options. The substitution of the Company options for the Platinum LP options complied with Sections 409A and 424 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations proposed and issued thereunder. Accordingly, and in addition to the satisfaction of other requirements under these provisions, the ratio of the exercise price to the fair market value of the shares subject to the Company options issued in substitution of the Platinum LP options immediately following the consummation of the transactions contemplated by the Contribution Agreement was not greater than the ratio of the exercise price to the fair market value of the canceled Platinum LP options immediately prior to the transaction. Additionally, the excess of the fair market value of the Company options issued in substitution of the Platinum LP options over their respective strike prices did not exceed the fair market value of the Platinum options over their respective strike prices. The fair market value of the Platinum LP options was established by an independent appraisal completed in August 2007.

On August 3, 2007, the independent members of the Company’s Board of Directors met and approved a proposal to cancel all of the outstanding employee stock options held by the Company’s Chief Financial Officer, Michael D. Newman, which were granted on April 18, 2007 at an exercise price of $1.35, and reissue 3,116,428 options at an exercise price of $0.78, which was the closing per share market price of the common stock on August 3, 2007.

7.                          Contribution Agreement

On October 26, 2006, the Company entered into a contribution agreement (the “Contribution Agreement”) with Platinum LP, Lubrication Partners, joint venture (“GP Transferor”) and sole shareholder of Platinum IP Management, Inc., the general partner of Platinum LP (“PRO GP”), each holding a limited partnership interest in Platinum LP (each, a “Limited Partner” and collectively, the “PRO Transferors”) and John T. (Cork) Jaeger as the representative of all PRO Transferors (the “PRO Transferor Representative”), and Steve Drayton as the representative (the “Investor Representative”) of all certain individuals who invested in the Company (other than the PRO Transferors) (the “Investors”) in a private placement completed in conjunction with the Contribution Agreement.

Under the terms of the Contribution Agreement, GP Transferor contributed to the Company all of the capital stock of PRO GP, each Limited Partner contributed to the Company all of the outstanding limited partner partnership interests of Platinum LP, and the Investors contributed to the Company an aggregate minimum cash amount of $4,500,000.

At the Company’s Special Meeting held on April 12, 2007, stockholders approved the completion of the proposed Contribution Agreement transaction with Platinum Research Organization, L.P. et al. The closing of the Contribution Agreement transaction became effective April 18, 2007.

Upon completion of the Contribution Agreement, the Company completed the following:

a)              Issued to the PRO Transferors 55,000,000 unregistered shares of common stock of the Company;

b)             Issued to the Investors 5,000,000 shares Series A Preferred Stock and 2,500,000 share purchase warrants (the “Warrants”). The Warrants were issued to the Investors on the closing date. Each Warrant is  exercisable for one common share of the Company at an exercise price of $0.26 per share for a three-year period from date of closing; and

c)              Entered into a bridge loan agreement (the “Loan Agreement”) with Platinum LP, pursuant to which the Company loaned Platinum LP $1,000,000 (the “Platinum LP Note”). The Platinum LP Note bore regular interest at an annual rate of 10% per annum, was due and payable six months from the date of issuance, and was secured by a second lien on all of the assets of Platinum LP. On January 17, 2007, the Company advanced $1,000,000 to Platinum LP under the terms of the Loan Agreement. The Loan Agreement was satisfied on the April 18, 2007 closing date upon the conversion of the promissory note evidencing the loan into shares of Series A Preferred Stock.

During the second quarter, the Company entered into an amending agreement whereby the Company assumed certain general security obligations upon closing of the Contribution Agreement.

8.                          Commitments

On June 20, 2007, the Company signed a five-year lease for new office space at a rate of approximately $60,000 per year, effective September 1, 2007 (see Note 9). The Company had previously leased office space from EFO Holdings, a related party to Lubrication Partners, L.P. and Lubrication Joint Venture, our two largest stockholders.

On July 3, 2007, the Company entered into a $60,000 standby letter of credit agreement with Crescent Real Estate Funding VIII LP as a condition of an office lease, also with Crescent Real Estate Funding VIII LP, entered into on June 20, 2007.

9.                          Subsequent Events

On October 12, 2007, the Compensation Committee of the Board of Directors of the Company approved Short-Term and Long-Term Incentive Plans for the Chief Executive Officer and the Senior Vice President & Chief Financial Officer of the Company. The material terms of such plans are described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 16, 2007.

10.                   Earnings Per Share

Basic earnings per share are computed by dividing net earnings less dividends on Series A Preferred Stock by the weighted average number of common shares outstanding during the period. Diluted earnings per share are computed similarly to basic earnings per share, except the denominator is increased by including the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. This calculation is not done for periods in a loss position as this would be antidilutive.

					For the
					Period
	Three Months Ended		Nine Months Ended		from Date
	September	September	September	September	of Inception
	30, 2007	30, 2006	30, 2007	30, 2006	to 9/30/07
Numerator
Net Income (Loss)	$(914,782)	$(540,586)	$(2,973,704)	$(1,595,562)	$(8,814,215)
Dividends Declared on Preferred Stock	(112,500)	—	(206,200)	—	(206,200)
Net Loss Attributable to Common Shareholders	(1,027,282)	(540,586)	(3,179,904)	(1,595,562)	(9,020,415)

Denominator
Basic Weighted Average Shares Outstanding	102,500,000	32,500,000	77,335,165	29,239,927	36,684,000

Basic Earnings per Share	$(0.01)	$(0.02)	$(0.04)	$(0.05)	$(0.25)

11.                   Debt Forgiveness

In April 2004, $5,536,597 of debt owed by Platinum LP to Lubrication Partners JV was forgiven in exchange for 100% equity interest in Platinum LP.

Independent Auditor’s Report

To the Partners

Platinum Research Organization, L.P. and Subsidiary

We have audited the accompanying consolidated balance sheets of Platinum Research Organization, L.P. and Subsidiary (A Development Stage Company) as of December 31, 2006 and 2005 and the related consolidated statements of operations, partners’ capital (deficit) and cash flows for the years then ended, and the cumulative amounts from April 28, 2004 (date of inception) through December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Platinum Research and Development Organization, L.P. and Subsidiary as of December 31, 2006 and 2005, and the results of their operations, and cash flows for the periods indicated above, in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the basic consolidated financial statements rather than to present the financial position, results of operations, and cash flows of the individual companies. The consolidating information has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

/s/ Lane Gorman Trubitt, L.L.P.

Dallas, Texas

March 9, 2007

Platinum Research Organization L.P. and Subsidiary

(A Development Stage Company)

CONSOLIDATED BALANCE SHEETS

December 31,

	2006	2005
ASSETS
CURRENT ASSETS
Cash	$211,778	$2,090,273
Restricted cash	1,527,389	1,462,938
Accounts receivable	303	303
Accounts receivable - related parties	2,998	1,692
Total current assets	1,742,468	3,555,206

PROPERTY AND EQUIPMENT, NET OF ACCUMULATED DEPRECIATION	1,402	1,329

OTHER ASSETS
Loan issuance costs, net of accumulated amortization	327,254	497,943
Intellectual property, net of accumulated amortization	3,698,207	3,901,691
Non-amortizable intellectual property	133,490	160,859
Total other assets	4,158,951	4,560,493

Total Assets	$5,902,821	$8,117,028

LIABILITIES AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable - trade	$134,187	$4,298
Accrued interest	70,000	70,000
Total current liabilities	204,187	74,298

LONG-TERM DEBT	6,000,000	6,000,000

COMMITMENTS AND CONTINGENCIES	—	—

PARTNERS’ CAPITAL	(301,366)	2,042,730

Total Liabilities and Partners’ Capital	$5,902,821	$8,117,028

The accompanying notes are an integral part of these consolidated financial statements.

Platinum Research Organization L.P. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

		Period from April 28, 2004	Period from April 28, 2004
		(date of inception)	(date of inception)
	Year ended	through	through
	December 31, 2006	December 31, 2005	December 31, 2006

Net sales	$—	$—	$—
Cost of sales	—	—	—

Gross profit	—	—	—

Operating expenses
Interest	840,000	840,000	2,225,734
Research and development	137,261	125,657	387,926
General and administrative	1,491,986	1,317,697	3,493,393
	2,469,247	2,283,354	6,107,053

Operating loss	(2,469,247)	(2,283,354)	(6,107,053)

Other income (expense)
Other income	124,140	135,744	266,542
	124,140	135,744	266,542

NET LOSS	$(2,345,107)	$(2,147,610)	$(5,840,511)

The accompanying notes are an integral part of these consolidated financial statements.

Platinum Research Organization L.P. and Subsidiary
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF PARTNERS’ CAPITAL

Period from April 28, 2004 (date of inception) through December 31, 2006

	Platinum IP Management, Inc.	Platinum IP GP, Inc.	Lubrication Partners, LP	Lubrication Partners, JV	Total

Balance at April 28, 2004 (date of inception)	$—	$—	$—	$—	$—

Capital contributions- forgiveness of debt	—	55,366	4,202,277	1,278,954	5,536,597

Capital contributions- cash	4,484	—	—	—	4,484

Distributions	(145)	—	—	—	(145)

Net loss	(117)	(13,477)	(1,022,887)	(311,313)	(1,347,794)

Balance at December 31, 2004	4,222	41,889	3,179,390	967,641	4,193,142

Capital contributions- cash	1,938	—	—	—	1,938

Distributions	(4,740)	—	—	—	(4,740)

Net loss	(1,431)	(21,462)	(1,628,950)	(495,767)	(2,147,610)

Balance at December 31, 2005	(11)	20,427	1,550,440	471,874	2,042,730

Capital contribution- cash	1,086	—	—	—	1,086

Distributions	(75)	—	—	—	(75)

Net loss	(1,386)	(23,437)	(1,778,884)	(541,400)	(2,345,107)

Balance at December 31, 2006	$(386)	$(3,010)	$(228,444)	$(69,526)	$(301,366)

The accompanying notes are an integral part of these consolidated financial statements.

Platinum Research Organization L.P. and Subsidiary
(A Development Stage Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Period from April 28, 2004	Period from April 28, 2004
		(date of inception)	(date of inception)
	Year ended	through	through
	December 31, 2006	December 31, 2005	December 31, 2006
Cash flows from operating activities
Net loss	$(2,345,107)	$(2,147,610)	$(5,840,511)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	488,060	483,517	1,211,054
Change in operating assets and liabilities
Accounts receivable	—	(295)	(303)
Accounts receivable - related parties	(1,306)	2,739	(2,998)
Accounts payable - trade	129,889	(71,288)	134,187
Accrued interest	—	—	547,681
Net cash used in operating activities	(1,728,464)	(1,732,937)	(3,950,890)

Cash flows from investing activities
Purchase of property and equipment	(715)	(1,120)	(2,973)
Investment in intellectual property	(85,876)	(125,925)	(246,629)
Net cash used in investing activities	(86,591)	(127,045)	(249,602)

Cash flows from financing activities
Capital contributions	1,086	1,938	7,508
Distributions	(75)	(4,740)	(4,960)
Loan costs	—	—	(232,889)
Net proceeds from long-term debt	—	—	6,170,000
Net cash provided by (used in) financing activities	1,011	(2,802)	5,939,659

Net increase (decrease) in cash	(1,814,044)	(1,862,784)	1,739,167

Cash at beginning of year	3,553,211	5,415,995	—

Cash at end of year	$1,739,167	$3,553,211	$1,739,167

Supplemental disclosures:
Cash paid during the year for:
Interest	$840,000	$840,000	$1,680,000

Non cash Items:
Purchase of intellectual property through assumption of debt	$—	$—	$4,475,789
Loan costs netted against proceeds from loan	$—	$—	$450,000
Partners’ capital contributions resulting from the forgiveness of debt	$—	$—	$5,536,597

The accompanying notes are an integral part of these consolidated financial statements.

Platinum Research Organization L.P. and Subsidiary
(A Development Stage Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

BUSINESS ACTIVITY

The accompanying consolidated balance sheets, statements of operations, partners’ capital (deficit) and cash flows, of Platinum Research Organization, L.P. and Subsidiary (A Development Stage Company), includes the accounts of Platinum Research Organization, L.P. (a Texas Limited Partnership) and Platinum Intellectual Property, L.P. (a Texas Limited Partnership), all of which are under common ownership and management and are related in their operations (collectively the “Company”). The Company has no significant revenues and no material operations, and in accordance with Statement of Financial Accounting Standard (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises”, the Company is considered a development stage company.

Platinum Research Organization, L.P. (“Platinum LP”) was formed on April 28, 2004. Platinum LP’s principal business activity is the design and commercialization of high performance lubricants and coatings.

Platinum Intellectual Property, L.P. (“PIP LP”) was formed on December 1, 2004. PIP LP’s principal business activity is to hold the intellectual property and the long-term debt of the Company. Platinum LP owns a controlling interest in PIP LP.

All partners should refer to the partnership agreements for a more complete description of the partnership provisions.

1.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements is as follows:

Principles of Consolidation

The consolidated financial statements include the accounts of the Platinum LP and PIP LP. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all short term, highly liquid investments, which include short-term deposits with original maturities of three months or less from the date of purchase, and readily convertible to known amounts of cash, to be cash equivalents.

Restricted Cash

The Company’s long-term debt agreement requires a minimum restricted cash balance of $1,410,000. The total amount of restricted cash at December 31, 2006 and 2005 was $1,527,389 and $1,462,938, respectively. Pursuant to the terms of the escrow agreement, the restricted cash will be released from escrow upon payment in full of principal and interest on the long-tem debt.

Accounts Receivable

In the normal course of business, the Company extends credit to its customers in Dallas, Texas and the surrounding communities, with payment terms generally at the prevailing market rates and terms. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. In the event of complete nonperformance by the Company’s customers, the maximum exposure to the Company is the outstanding accounts receivable balance at the date of nonperformance. Due to the Company being in the development stage, accounts receivable are minimal.

Property and Equipment

Property and equipment are recorded at cost, less accumulated depreciation. Depreciation is provided in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives by both accelerated and straight line methods.

Major repairs or replacements of property and equipment are capitalized. Maintenance, repairs and minor replacements are charged to operations as incurred. When units of property are retired or otherwise disposed of, their cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in operations.

Loan Issuance Costs

Loan issuance costs are amortized over the term of the loan agreement on a straight-line basis and are shown net of accumulated amortization.

Intellectual Property

Intellectual property consists of amortizable and non-amortizable patents, trademarks and patent applications. Patents, trademarks and patent applications are recorded at cost and amortized over the remaining life of the respective intellectual property once the patent or trademark is issued. Prior to the issuance of patents and trademarks, the accumulated costs are carried at cost and evaluated for impairment. If the patent or trademark is denied or abandoned, the associated costs are written off. Legal costs of obtaining and defending intellectual property are capitalized and amortized once the patent for the intellectual property is issued. Research and development costs for internally developed intellectual property are expensed when incurred. Management evaluates the carrying value of the intellectual property and pending intellectual property annually for recoverability and the need to recognize any impairment based on estimated future cash flows. No impairment is considered to exist at December 31, 2006.

On April 29, 2004 the Company entered into an agreement with Platinum Research Development, L.L.C. (a non-related entity) to purchase substantially all of their assets by assuming $3,000,000 in outstanding debt along with $1,475,789 in accrued interest. The Company assessed the value of the intellectual property at April 29, 2004 at the value of the outstanding principal and accrued interest on the note assumed.

Revenue Recognition

The Company is not currently earning any revenue, as no contracts have been executed for the use of the Company’s products, programs or services. The Company anticipates recognizing revenues based upon terms stipulated in individual contracts. Revenue will be recognized once they are earned, specifically when: (a) services are provided or products are delivered to customers; (b) clear proof that the arrangement exists; (c) amounts are fixed or can be determined; and (d) the Company’s ability to collect is reasonably assured.

Advertising Costs

Advertising costs are expensed in the period incurred. Advertising expense was $73,886 and $37,721 for the years ended December 31, 2006 and 2005, respectively.

Income Taxes

As a limited partnership, the Company’s taxable income or loss is allocated to partners in accordance with their respective percentage ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.

Use of Estimates

In preparing the Company’s financial statements in accordance with accounting principles generally accepted in the

United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting for Equity Based Compensation

Effective January 1, 2006, the company adopted SFAS No. 123(R), “Share-Based Payment,” which requires entities to recognize the cost of employee services in exchange for awards of equity instruments based on the grant-date fair value of those awards (with limited exceptions). That cost, based on the estimated number of awards that are expected to vest, will be recognized over the period during which the employee is required to provide the service in exchange for the award. No compensation cost is recognized for awards for which employees do not render the requisite service. Upon adoption, the grant-date fair value of employee equity options and similar instruments was estimated using the Black-Scholes valuation model. See Note 10.

2.             PROPERTY AND EQUIPMENT

Property and equipment consists of the following at December 31:

	Estimated Useful Life	2006	2005

Furniture and equipment	5 - 7 years	$2,973	$2,258
Less: accumulated depreciation		(1,571)	(929)
		$1,402	$1,329

Depreciation expense was $642 and $246 for the years ended December 31, 2006 and 2005, respectively.

3.             LOAN ISSUANCE COSTS

Loan issuance costs consist of the following at December 31:

	2006	2005
Loan issuance costs	$682,889	$682,889
Less: accumulated amortization	(355,635)	(184,946)
	$327,254	$497,943

Future amortization costs for loan issuance costs are as follows for the years ended December 31:

2007	$170,689
2008	156,475
2009	90
2010	—
2011	—
Thereafter	—
$327,254

Amortization expense relating to loan costs was $170,689 and $170,689 for the years ended December 31, 2006 and 2005, respectively.

4.             INTELLECTUAL PROPERTY

Intellectual property consists of the following at December 31:

	Amortization Period	2006	2005

Amortizable intellectual property	20 years	$4,552,055	$4,438,810
Less: accumulated amortization		(853,848)	(537,119)
		3,698,207	3,901,691
Non-amortizable intellectual property		133,490	160,859
		$3,831,697	$4,062,550

Future amortization costs for intellectual property are as follows for the years ended December 31:

2007	$317,486
2008	317,486
2009	317,486
2010	317,486
2011	317,486
Thereafter	2,110,777
$3,698,207

Amortization expense relating to intellectual property was $316,729 and $312,582 for the years ended December 31, 2006 and 2005, respectively.

The Company’s success will depend, in part, on its ability to obtain and enforce intellectual property protection for its technology in both the United States and other countries. The Company has filed patent applications in the United States Patent and Trademark Office and international counterparts of applications in the United States Receiving Office under the Patent Cooperation Treaty. The Company cannot provide any assurance that patents will issue from these applications or that, with respect to any patents, issued or pending, the claims allowed are, or will be, sufficiently broad to protect the key aspects of the Company’s technology, or that the patent laws will provide effective legal or injunctive remedies to stop any infringement of the Company’s patents. In addition, the Company cannot provide any assurance that any owned patent rights will not be challenged, invalidated or circumvented, that the rights granted under patents will provide competitive advantages, or that competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company’s technology. The Company has acquired patent protection insurance from Gotham Insurance Company. The Company cannot provide any assurance that such protection will withstand all challenges. Furthermore, if an action is brought, a court may find that the Company has infringed on the patents owned by others. The Company may have to go to court to defend its patents, to prosecute infringements, or to defend infringement claims made by others.

5.             LONG-TERM DEBT

Long-term debt consists of the following at December 31:

	2005	2004
$6,000,000 term loan from Seattle City Employees’ Retirement System. The loan calls for sixteen quarterly interest only payments and one final lump sum payout of the full balance due on December 4, 2008. Interest on the loan is stated at 14%. The loan is secured by the Company’s intellectual property.	$6,000,000	$6,000,000

Less: current portion of long term debt	(—)	(—)
	$6,000,000	$6,000,000

The loan agreement contains various restrictions, including limitations on indebtedness, mergers or consolidations, distributions, expenditures in excess of budget amounts, leases, compensation, sales of assets, and capital expenditures.

If the Company issues or sells any new promissory note while the term loan is outstanding, which are on terms that are more favorable than those under the term loan, as determined in the Seattle City Employees’ Retirement System’s (“SCERS”) sole discretion, then the term loan will automatically be amended such that those more favorable terms will apply to the term loan to the same extent as they are to apply under the new promissory note. The Company may issue one or more new promissory notes having an aggregate principal amount of no more than $9,000,000, and SCERS will take any actions that are necessary in order to permit the purchasers of such notes to have a security interest and lien that is equal with SCERS interests in the collateral securing the term loan. Any amounts borrowed by the PIP LP that are in excess of the $9,000,000 limit shall be subordinate to the term loan.

Future minimum payments under long term debt are as follows for the years ended December 31:

2007	$—
2008	6,000,000
20089	—
2010	—
2011	—
Thereafter	—
$6,000,000

6.             COMMITMENTS AND CONTINGENCIES

Leases

The Company conducts its operations in leased facilities on a month to month basis from a related party. Rent expense, consisting entirely of minimum rents, was $26,013 and $26,013 for the years ended December 31, 2006 and 2005, respectively. Management expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases; thus, it is anticipated that future minimum rental expense will not be less than the amounts incurred for the year ended December 31, 2006.

Long-Term Debt Monitoring Fee

As part of the long-term debt agreement, the Company agreed to pay Newlight Capital LLC (“Newlight”), a quarterly monitoring fee over the term of the note. The agreement calls for quarterly fees of $30,000 ending December 4, 2008. Future minimum payments are $120,000, and $120,000 for the years ending December 31, 2007, and 2008, respectively.

Net Profit Agreement

On April 29, 2004, the Company purchased substantially all the assets of Platinum Research and Development, L.L.C. (“PRD, LLC”) (a non-related entity). Part of the purchase agreement included the Company entering into a net profit agreement with PRD, LLC. This agreement calls for the Company to pay PRD LLC 10% of net profits each year. This amount can be cumulated and compounded annually. For the period from April 28, 2004 (date of inception) to December 31, 2004 and the years ending December 31, 2006 and 2005, no liability exists between the Company and PRD, LLC.

Contribution Agreement

On October 26, 2006, Platinum Research Organization, Inc., a non-related public entity (“Platinum Inc.”) entered into a contribution agreement (the “Contribution Agreement”) with Platinum Research Organization L.P., (“Platinum LP”), Lubrication Partners, Joint Venture (“GP Transferor”) and sole shareholder of Platinum IP Management, Inc., the general partner of Platinum LP (“PRO GP”), each holding a limited partnership interest in Platinum LP (each, a “Limited Partner” and collectively, the “PRO Transferors”) and Cork Jaeger as the representative of all PRO Transferors (the “PRO Transferor Representative”), and Steve Drayton as the representative (the “Investor Representative”) of all certain individuals who are expected to invest in Platinum Inc. (other than the PRO Transferors) (the “Investors”) in a private placement to be completed in conjunction with the

Contribution Agreement. Under the terms of the Contribution Agreement, GP Transferor will contribute to Platinum, Inc. all of the capital stock of PRO GP, each Limited Partner will contribute to Platinum Inc. all of the outstanding limited partner partnership interests of Platinum LP, and the Investors will contribute to Platinum Inc. an aggregate minimum cash amount of $4,500,000.

In consideration Platinum Inc. has agreed to complete the following:

1.                               Platinum Inc. will issue to the PRO Transferors 55,000,000 unregistered shares of common stock of Platinum Inc.

2.                               Platinum Inc. will issue to the Investors 5,000,000 preferred shares (the “Preferred Shares”) and 2,500,000 share purchase warrants (the “Warrants”). The Preferred Shares will have an annual 10% accrued dividend which will be reduced to an annual 5% accrued dividend upon Platinum Inc. entering into a commercial agreement(s) which will increase Platinum Inc.’s aggregate revenues to $40 million per annum and to an annual 2% accrued dividend upon Platinum Inc. recording net revenues of $1 million per quarter. The Preferred Shares may be converted into common shares of Platinum Inc. on a basis of five shares of common stock for every one Preferred Share at anytime by the holder or by Platinum Inc. under certain conditions. The holders of Series “A” Preferred Stock are entitled to voting rights on an as-converted basis. The Series “A” Preferred Stock is subject to mandatory redemption five years from the date of closing the Contribution Agreement. The Series “A” Preferred Stock are also subject to mandatory conversion on the last day of any period of twenty (20) consecutive trading days ending on or after the underlying shares of common stock are registered with the Securities and Exchange Commission in which the volume weighted average of the daily market price of the Company’s common stock equals or exceeds two hundred percent (200%) of the conversion price of the Series “A” Preferred Stock, as adjusted. The Warrants will be issued to the Investors on the closing date. Each Warrant is exercisable for one share of common stock of Platinum Inc. at an exercise price of $0.26 per share for a three year period from date of closing.

3.                               On January 9, 2007, Platinum Inc. entered into a bridge loan agreement (the “Loan Agreement”) with Platinum LP, pursuant to which Platinum Inc. is to loan Platinum LP $1,000,000 (the “Platinum LP Note”). The Platinum LP Note bears regular interest at an annual rate of 10% per annum, is due and payable six months from the date of issuance, and is secured by a second lien on all of the assets of Platinum LP.

The closing of the Contribution Agreement is subject to the shareholder approval of Platinum Inc. and other terms and conditions. There can be no assurance that the transactions contemplated by the Contribution Agreement will be consummated.

Participation Payments

The Company has agreed that pursuant to any and all license agreements, royalty agreements, customer contracts or other revenue generating contracts to which the Company shall become a party in connection with the intellectual property commercialization, it shall pay to SCERS a participation payment payable quarterly as such payment accrues to SCERS as follows: (i) two-thirds of all net royalties received by the Company until SCERS has been paid an aggregate of $3,000,000 (the “First Tranche”); and (ii) two percent of all additional net royalties until SCER has been paid an additional $2,000,000 (the “Second Tranche”) in aggregate. If the Company sells one or more promissory notes, then SCERS’s right to receive Second Tranche payments shall not accrue until aggregate net royalties exceed $5,000,000 plus the aggregate principal amount of such promissory notes.

Major Supplier

The Company currently contracts with a single, outside specialty chemical manufacturing company for the production and supply of 100% of its product needs. The Company is thus exposed to product supply disruptions caused by adverse business circumstances with this supplier, raw material shortages, plant breakdowns and other situations affecting the supply of products from this supplier.

7.             CREDIT RISK

Financial instruments which potentially subject the Company to a concentration of credit risk principally consist of cash.

In the normal course of business, the Company maintains cash balances at financial institutions located in the Dallas, Texas and Shrewsbury, New Jersey areas. Accounts at each financial institution are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk on cash and cash equivalents.

8.             LIQUIDITY AND CAPITAL RESOURCES

The financial statements have been prepared assuming the Company will continue as a going concern. Through December 31, 2006, the Company has incurred losses in an aggregate amount of $5,840,511, and has used cash of $3,950,890 in operating activities. Such losses have resulted from the Company’s activities as a development stage company. The Company’s management estimates that it will be able to finance its operations from its current reserves, the funds from the loan dated January 9, 2007 (see Note 11), and from the Company’s acquisition by Platinum Inc. (see Note 6), a non-related public entity. Continuation of the Company’s current operations, after utilizing the mentioned reserves during the year ending December 31, 2007, is dependent upon obtaining financial support from investors until profitable results are achieved.

9.             EQUITY CONTRIBUTIONS

On December 3, 2004, the Company entered into a Contribution Agreement with Lubrication Partners, L.P. and Lubrication Partners, a joint venture. The agreement states that Lubrication Partners, L.P. and Lubrication Partners, a joint venture, will forgive all outstanding debt with the Company for a ninety-nine percent (99%) partnership interest in Platinum LP. At December 3, 2004, the value of the debt and accumulated interest surrendered was determined to be $5,536,597.

10.           EQUITY OPTION PLAN

The Company adopted the Platinum Research Organization, L.P. Equity Option Plan (“Equity Option Plan”), effective September 1, 2006, in order to retain and attract employees, consultants and directors who contribute to the success of the Company by their ability, ingenuity and industry, and to enable such persons to participate in the long-term success and growth of the Company by giving them a proprietary interest in the Company through the granting of options to acquire equity interests in the Company.

The Equity Option Plan will remain an active plan no longer than the tenth anniversary of the effective date of the plan (September 1, 2016) unless terminated pursuant to the terms stated in the Equity Option Plan agreement. The maximum percentage of equity interests that may be issued with respect to options granted pursuant to the Equity Option Plan shall not exceed, in the aggregate, thirty three and one-third percent of all issued and outstanding equity interests of the Company on a fully diluted basis. The equity interests issued pursuant to this Equity Option Plan may be authorized but unissued equity interests or may be issued equity interests that have been reacquired by the Company.

The exercise price of each option granted under the Equity Option Plan shall be established by the plan administrator or shall be determined by a method established by the plan administrator as of the grant date. Notwithstanding the foregoing, the exercise price of the option shall not be less than 100% of the fair market value of an equity interest on the grant date.

All provisions of the Equity Option Plan may at anytime, be modified or amended by the General Partner. The General Partner may suspend or terminate the Plan at any time, and such suspension or termination may be retroactive or prospective. Options generally vest over three years.

As of December 31, 2006, 18.67% of equity options have been granted and remain outstanding. As of December 31, 2006, there are 14.66% equity options available for grant under the Plan.

The fair value of each award is estimated at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions for grants in 2006: dividend rate of 0 percent, price volatility of 0 percent, risk-free interest rates of 4.6 percent; and expected lives of 3 years. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant. The compensation cost for this plan was not material for 2006.

The following table summarizes equity option transactions through 2006:

	Equity Option Percentage	Weighted Average Exercise Price *
Outstanding at December 31, 2005	—	—
Granted	18.67	109,103
Exercised	—	—
Canceled	—	—
Outstanding at December 31, 2006	18.67	109,103

A further summary about equity options outstanding at December 31, 2006, is as follows:

	Equity Options Outstanding			Equity Options Exercisable
Range of Exercise Prices *	Outstanding	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price*	Exercisable	Weighted Average Exercise Price *

$87,000	10.00	3 years	$87,000	None	$87,000
139,000	1.50	4 months	139,000	None	139,000
139,000	7.17	3 years	139,000	None	139,000

* - per 1% equity interest

11.           SUBSEQUENT EVENTS

Subordinated Bridge Loan

On January 9, 2007, Platinum Inc. entered into a bridge loan agreement (the “Loan Agreement”) with Platinum LP, pursuant to which Platinum Inc. is to loan Platinum LP $1,000,000 (the “Platinum LP Note”). The Platinum LP Note bears regular interest at an annual rate of 10% per annum, is due and payable on July 31, 2007, and is secured by a second lien on all of the assets of Platinum LP. The Loan Agreement is subordinate to the $6,000,000 term loan from SCERS.

Long-Term Debt Agreement

Immediately following the closing of the transaction (see Note 6), Platinum LP will be the sole operating subsidiary of Platinum Inc. and will hold substantially all of Platinum Inc.’s operating assets, other than (i) the intellectual property used by Platinum LP, which is held by PIP LP, and (ii) the proceeds of the Series “A” Preferred Stock offering completed as part of the Contribution Agreement, which will be held by Platinum Inc. directly.

In connection with the transaction, SCERS, Platinum Inc., the Company, Newlight and JPMorgan Chase Bank, N.A. entered into an amendment of the $6,000,000 term loan on January 9, 2007, which will be effective upon the closing of the transaction. The principal amount outstanding under the term loan will continue to bear interest at a fixed rate equal to 14% per annum, which will increase to 19% per annum following any event of default under the senior secured note. Accrued interest on the outstanding principal is payable on a quarterly basis, and all outstanding principal and interest is due and payable on the earlier of (i) the fourth anniversary of the closing of the transaction or (ii) February 28, 2011.

As additional consideration for making the loan, SCERS will receive quarterly participation payments at the end of each fiscal quarter that are equal to the greater of (i) 5% of Platinum Inc.’s gross revenues on a consolidated basis, or (ii) 20% of Platinum Inc.’s consolidated net income, for such quarter. The participation payments will continue until SCERS is paid all of the principal and accrued interest under the Seattle Loan, plus an aggregate $6.0 million in participation payments. SCERS has received no participation payments through December 31, 2006.

As amended, the term loan is subject to certain financial covenants and restrictions, including limitations on incurring indebtedness or granting liens, mergers or consolidations, distributions, expenditures in excess of budgeted amounts, leases, compensation of management, sale of assets and capital expenditures, which apply equally to the Company and Platinum Inc. If PIP LP issues or sells any new promissory note while the term loan is outstanding, which are on terms that are more favorable than those under the term loan, as determined in SCERS’s sole discretion, then the term loan will automatically be amended such that those more favorable terms will apply to the term loan to the same extent as they are to apply under the new promissory note. PIP LP may issue one or more new promissory notes having an aggregate principal amount of no more than $9,000,000, and SCERS will take any actions that are necessary in order to permit the purchasers of such notes to have a security interest and lien that is equal with SCERS interests in the collateral securing the term loan. Any amounts borrowed by the PIP LP that are in excess of the $9,000,000 limit shall be subordinate to the term loan.

Newlight serves as the monitoring agent on behalf of SCERS. In consideration for those services, Newlight will continue to receive $120,000 in annual monitoring fees after the transaction. Newlight currently holds equity options in Platinum LP and will receive substitution options for 1,909,938 shares of Platinum Inc.’s common stock upon closing of the transaction, representing approximately 1.50% of the outstanding shares, on a fully diluted basis, after the closing of the transaction. Newlight also serves as a consultant to Platinum LP in connection with its intellectual property commercialization efforts as well as in raising additional capital. Newlight receives a percentage of the total additional capital raised or revenues generated from intellectual property commercialization as compensation for such consulting services.

James Stafford

James Stafford Chartered Accountants* Suite 350 - 1111 Melville Street Vancouver, British Columbia Canada V6E 3V6 Telephone +1 604 669 0711 Facsimile +1 604 669 0754 * Incorporated professional

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Platinum Research Organization, Inc.
(formerly NorthTech Corporation)

(A Development Stage Company)

We have audited the balance sheets of Platinum Research Organization, Inc. (formerly NorthTech Corporation) as of 31 December 2006 and 2005, the related statements of operations and cash flows for the year ended 31 December 2006 and for the period from the date of inception on 13 May 2005 to 31 December 2005, and the statements of operations, cash flows and changes in stockholders’ equity for the period from the date of inception on 13 May 2005 to 31 December 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of 31 December 2006 and 2005, the related statements of operations and cash flows for the year then ended 31 December 2006 and for the period from the date of inception on 13 May 2005 to 31 December 2005, and the statements of operations, cash flows and changes in stockholders’ equity for the period from the date of inception on 13 May 2005 to 31 December 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, conditions exist which raise substantial doubt about the Company’s ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Vancouver, Canada
/s/ “James Stafford”
Chartered Accountants
24 February 2007

Platinum Research Organization, Inc.
(formerly NorthTech Corporation)
(A Development Stage Company)

Balance Sheets (Expressed in U.S. Dollars)

As at 31 December

	2006	2005
	$	$

Assets

Current
Cash and cash equivalents	44,748	1,904
Restricted cash and cash equivalents (Note 6)	1,000,000	—
Prepaid expenses	—	50

	1,044,748	1,954

Liabilities

Current
Accounts payable and accrued liabilities (Note 3)	16,401	7,540
Accrued interest (Note 6)	14,521	—
Convertible promissory notes payable (Note 6)	1,000,000	—
Due to related party (Note 4)	—	5,000

	1,030,922	12,540

Stockholders’ equity
Capital stock (Note 5)
Authorized
400,000,000 common shares, par value $0.001
100,000,000 preferred shares, par value $0.001
Issued and outstanding
31 December 2006 - 32,500,000 common shares, par value $0.001
31 December 2005 - 22,500,000 common shares, par value $0.001	32,500	22,500
Warrants	308	—
Additional paid-in capital	100,192	(13,500)
Deficit, accumulated during the development stage	(119,174)	(19,586)

	13,826	(10,586)

	1,044,748	1,954

Nature and Continuance of Operations (Note 9) and Subsequent Events (Note 11)

The accompanying notes are an integral part of these financial statements.

Platinum Research Organization, Inc.
(formerly NorthTech Corporation)
(A Development Stage Company)

Statements of Operations

(Expressed in U.S. Dollars)

	For the period from the date of inception on 13 May 2005 to 31 December 2006	For the year ended 31 December 2006	For the period from the date of inception on 13 May 2005 to 31 December 2005
	$	$	$

Expenses
Bank charges	1,189	1,189	—
Consulting fees	10,000	5,000	5,000
Legal and accounting	50,675	36,988	13,687
Listing and filing fees	350	350	—
Management fees (Notes 7 and 10)	20,400	20,400	—
Marketing	16,680	16,680	—
Office and miscellaneous	244	100	144
Rent (Notes 7 and 10)	3,600	3,600	—
Transfer agent fees	1,526	771	755

Loss before other items	(104,664)	(85,078)	(19,586)

Other item
Interest expense	(14,521)	(14,521)	—
Foreign exchange gain	11	11	—

Net loss for the period	(119,174)	(99,588)	(19,586)

Basic and diluted loss per common share		(0.003)	(0.001)

Weighted average number of common shares used in per share calculations		30,089,041	15,450,644

The accompanying notes are an integral part of these financial statements.

Platinum Research Organization, Inc.
(formerly NorthTech Corporation)
(A Development Stage Company)

Statements of Cash Flows

(Expressed in U.S. Dollars)

	For the period from the date of inception on 13 May 2005 to 31 December 2006	For the year ended 31 December 2006	For the period from the date of inception on 13 May 2005 to 31 December 2005
	$	$	$

Cash flows from operating activities
Net loss for the period	(119,174)	(99,588)	(19,586)
Adjustments to reconcile loss to net cash used by operating activities
Contributions to capital by related party -expenses (Notes 7 and 10)	24,000	24,000	—
Increase in accrued interest	14,521	14,521	—
Changes in operating assets and liabilities
(Increase) decrease in prepaid expenses	—	50	(50)
Increase in accounts payable and accrued liabilities	16,401	8,861	7,540

	(64,252)	(52,156)	(12,096)

Cash flows from financing activities
Common shares issued for cash	108,692	99,692	9,000
Warrants issued for cash	308	308	—
Increase in convertible promissory notes payable	1,000,000	1,000,000	—
Increase (decrease) in due to related party	—	(5,000)	5,000

	1,109,000	1,095,000	14,000

Increase in cash and cash equivalents	1,044,748	1,042,844	1,904

Cash and cash equivalents, beginning of period	—	1,904	—

Cash and cash equivalents, end of period	1,044,748	1,044,748	1,904

A total of $1,000,000 of cash and cash equivalents at 31 December 2006 is restricted (Note 6).

Supplemental Disclosures with Respect to Cash Flows (Note 10)

The accompanying notes are an integral part of these financial statements.

Platinum Research Organization, Inc.
(formerly NorthTech Corporation)
(A Development Stage Company)

Statements of Changes in Stockholders’ Equity

(Expressed in U.S. Dollars)

	Number of common shares issued	Capital stock	Additional paid-in capital	Warrants	Deficit, accumulated during the development stage	Stockholders’ equity
		$	$	$	$	$

Balance at 13 May 2005 (inception)
Common shares issued for cash - 25 July 2005	22,500,000	22,500	(13,500)	—	—	9,000
Net loss for the period	—	—	—	—	(19,586)	(19,586)

Balance at 31 December 2005	22,500,000	22,500	(13,500)	—	(19,586)	(10,586)
Common shares issued for cash - 30 March 2006 (Note 5)	10,000,000	10,000	89,692	—	—	99,692
Warrants granted for cash - 30 March 2006 (Note 5)	—	—	—	308	—	308
Contributions to capital by related party - expenses (Notes 7 and 10)	—	—	24,000	—	—	24,000
Net loss for the year	—	—	—	—	(99,588)	(99,588)

Balance at 31 December 2006	32,500,000	32,500	100,192	308	(119,174)	13,826

The accompanying notes are an integral part of these financial statements.

Platinum Research Organization, Inc.
(formerly NorthTech Corporation)
(A Development Stage Company)

Notes to Financial Statements

(Expressed in U.S. Dollars)

31 December 2006

1.              Nature and Continuance of Operations

Platinum Research Organization, Inc. (formerly NorthTech Corporation) (the “Company” or “NorthTech”) was incorporated under the laws of the State of Nevada on 13 May 2005. The Company was incorporated for the purpose of developing and marketing two database management programs, one for small businesses and the other for community-based sports teams.

On 11 October 2006 the Company incorporated a wholly owned subsidiary “Platinum Research Organization, Inc. (“Platinum Subsidiary”) in the state of Nevada. Effective 31 October 2006, the Company merged with Platinum Subsidiary for the purpose of effecting a change of name to “Platinum Research Organization, Inc.” and a recapitalization of the Company’s capital stock. Pursuant to an agreement and plan of merger dated 18 October 2006 (the “Merger”), each outstanding share of the Company was exchanged for and became five shares of Platinum Subsidiary common stock on the effective date of the Merger. Platinum Subsidiary assumed the outstanding warrants of the Company, which will be exercisable for shares of Platinum Subsidiary common stock. Each such warrant is exercisable for five shares of Platinum Subsidiary common stock at the same price as one common share of the Company. For accounting purposes, the Merger has been accounted for as a recapitalization of NorthTech. The Company’s historical financial statements prior to the recapitalization reflect the financial position, results of operations and cash flows of NorthTech, and have been adjusted to reflect that each outstanding share of NorthTech was exchanged for and became five shares of Platinum Subsidiary common stock.

The Company is a development stage enterprise, as defined in Statements of Financial Accounting Standards (“SFAS”) No. 7. The Company is devoting all of its present efforts to securing and establishing a new business and its planned principle operations have not commenced. Accordingly, no revenue has been derived during the organization period.

The Company’s financial statements as at 31 December 2006 and for the year then ended have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has a loss of $99,588 for the year ended 31 December 2006 (2005 - $19,586) and has a working capital deficiency of $986,174 at 31 December 2006 (2005 - working capital deficiency of $10,586).

Management cannot provide assurance that the Company will ultimately achieve profitable operations or become cash flow positive, or raise additional debt and/or equity capital. Management believes that the Company’s capital resources should be adequate to continue operating and maintaining its business strategy during the fiscal year ending 2007. However, if the Company is unable to raise additional capital in the near future, due to the Company’s liquidity problems, management expects that the Company will need to curtail operations, liquidate assets, seek additional capital on less favorable terms and/or pursue other remedial measures. These financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

At 31 December 2006, the Company was not engaged in a business and had suffered losses from development stage activities to date. Although management is currently attempting to implement its business plan, and is seeking additional sources of equity or debt financing, there is no assurance these activities will be successful. Accordingly, the Company must rely on its president to perform essential functions without compensation until a business operation can be commenced. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

2.              Significant Accounting Policies

The following is a summary of significant accounting policies used in the preparation of these financial statements.

Basis of presentation

The financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America applicable to development stage enterprises, and are expressed in U.S. dollars. The Company’s fiscal year end is 31 December.

Cash and cash equivalents

Cash and cash equivalents include highly liquid investments with original maturities of three months or less.

Financial instruments

The carrying value of cash, accounts payable and accrued liabilities, due to related parties and convertible promissory notes payable approximates their fair value because of the short maturity of these instruments. The Company’s operations are in Canada and virtually all of its assets and liabilities are giving rise to significant exposure to market risks from changes in foreign currency rates. The Company’s financial risk is the risk that arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

Derivative financial instruments

The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Income taxes

Deferred income taxes are reported for timing differences between items of income or expense reported in the financial statements and those reported for income tax purposes in accordance with SFAS No. 109, Accounting for Income Taxes, which requires the use of the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company provides for deferred taxes for the estimated future tax effects attributable to temporary differences and carry-forwards when realization is more likely than not.

Basic and diluted net loss per share

The Company computes net loss per share in accordance with SFAS No. 128,  Earnings per Share. SFAS No. 128 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net loss available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all potentially dilutive common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all potentially dilutive shares if their effect is anti-dilutive.

Comprehensive loss

SFAS No. 130, Reporting Comprehensive Income, establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at 31 December 2006, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Segments of an enterprise and related information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, supersedes SFAS No. 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Start-up expenses

The Company has adopted Statement of Position No. 98-5, “Reporting the Costs of Start-up Activities”, which requires that costs associated with start-up activities be expensed as incurred. Accordingly, start-up costs associated with the Company’s formation have been included in the Company’s expenses for the period from the date of inception on 13 May 2005 to 31 December 2006.

Foreign currency translation

The Company’s functional and reporting currency is in U.S. dollars. The financial statements of the Company are translated to U.S. dollars in accordance with SFAS No. 52, Foreign Currency Translation. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company has not, to the date of these financial statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from these estimates.

Recent accounting pronouncements

In September 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106 and 132(R)” (SFAS 158”). SFAS 158 requires an employer that sponsors one or more single-employer defined benefit plans to (a) recognize the overfunded or underfunded status of a benefit plan in its statement of financial position, (b) recognize as a component of other comprehensive income, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost pursuant to SFAS 87, “Employers’ Accounting for Pensions”, or SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, (c) measure defined benefit plan assets and obligations as of the date of the employer’s fiscal year-end, and (d) disclose in the notes to financial statements additional information about certain effects on net periodic benefit cost for the next fiscal year that arise from delayed recognition of the gains or losses, prior service costs or credits, and transition asset or obligation. SFAS 158 is effective for the Company’s fiscal year ending 31 December 2007. The Company is currently reviewing the impact of this statement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). The Statement provides guidance for using fair value to measure assets and liabilities. The Statement also expands disclosures about the extent to which companies measure assets and liabilities at fair value, the information used to measure fair value, and the effect of fair value measurement on earnings. This Statement applies under other accounting pronouncements that require or permit fair value measurements. This Statement does not expand the use of fair value measurements in any new circumstances. Under this Statement, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the entity transacts. SFAS 157 is effective for the Company for fair value measurements and disclosures made by the Company in its fiscal year beginning on 1 January 2008. The Company is currently reviewing the impact of this statement.

In March 2006, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 156, “Accounting for Servicing of Financial Assets”, which amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”. SFAS No. 156 may be adopted as early as 1 January 2006, for calendar year-end entities, provided that no interim financial statements have been issued. Those not choosing to early adopt are required to apply the provisions as of the beginning of the first fiscal year that begins after 15 September 2006 (e.g., 1 January 2007, for calendar year-end entities). The intention of the new statement is to simplify accounting for separately recognized servicing assets and liabilities, such as those common with mortgage securitization activities, as well as to simplify efforts to obtain hedge-like accounting. Specifically, the FASB said SFAS No. 156 permits a servicer using derivative financial instruments to report both the derivative financial instrument and related servicing asset or liability by using a consistent measurement attribute, or fair value. The adoption of SFAS No. 156 is not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

Article Eighth of the Registrant’s Certificate of Incorporation eliminates the liability of directors of the Registrant for monetary damages for breach of fiduciary duty as a director, except in the case of (i) any breach of the director’s duty of loyalty to the Registrant, (ii) acts or omissions of the director not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) any unlawful payment of a dividend or any unlawful stock purchase or redemption, and (iv) any transaction from which the director received an improper personal benefit. Such provisions further provide that if any amendments to the Delaware General Corporation Law eliminate or further limit the liability of directors, then the liability of the Registrant’s directors shall be limited to the fullest extent permitted by Delaware law in addition to, and not in replacement of, the limitation on liability provided by Article Eighth. The Registrant also maintains a directors’ and officers’ liability insurance policy insuring directors and officers of the Registrant for covered losses as defined in the policy.

The preceding discussion of the DGCL and the Registrant’s Certificate of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by reference to the DGCL and the Registrant’s Certificate of Incorporation and Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses payable by the Registrant in connection with the issuance and distribution of the securities covered by this registration statement:

SEC Registration Fee	$418
Printing and Engraving	$0
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$2,500

Total	$27,918

All expenses other than the SEC registration fee are estimated.

Item 26. Recent Sales of Unregistered Securities

On April 18, 2007, the Registrant completed its acquisition of Platinum Research Organization, L.P., a Texas limited partnership (“Platinum LP”). The acquisition was effected pursuant to that certain Contribution Agreement, dated October 26, 2006, as amended, among Platinum LP, its general and limited partners and the individual representative of those partners, and the individual representative of certain proposed investors who agreed to invest in the Registrant in conjunction with the Contribution Agreement (the “Investors”). Pursuant to the terms of the Contribution Agreement, the partners of Platinum LP contributed direct and indirect ownership interests in Platinum LP, and in exchange the Registrant issued 55,000,000 shares of common stock to the limited partners of Platinum LP. In connection with the closing of the Contribution Agreement, the Registrant also issued 5,000,000 shares of Series “A” Convertible Preferred Stock to the Investors for a purchase price of $4,500,000 and a total of 2,500,000 investor warrants to Investa Corporation and Ms. Cecelia Pineda, the former CEO and sole director of the Registrant. The warrants were issued in consideration for certain advisory services provided to the Registrant. Each investor warrant is exercisable for one share of common stock at an exercise price of $0.26 per share for a three-year period from the closing. Upon the closing, existing warrant holders of the Registrant exercised their warrants and acquired 10,000,000 unregistered shares of common stock in exchange for an aggregate consideration of $500,000. Each of the investors represented that it was an “accredited investor” for purposes of the Securities Act, and indicated that it was acquiring the shares for investment and not with a view to distribution. We provided each investor with appropriate financial and operating information, and there was no public advertising or solicitation made in connection with this offering. Accordingly, we believe this offering was made in compliance with the “safe harbor” requirements of Rule 506 under Regulation D of the Securities Act of 1933 (the “Securities Act”), which we have relied upon in taking the position that the transaction was exempt from registration under the Securities Act.

On October 31, 2006, the Registrant completed the sale and issuance of convertible promissory notes in the principal amount of $500,000 each for an aggregate total of $1,000,000. The promissory notes are due and payable in full one year from the date of issuance. The promissory notes bear interest at an annual rate of 10% percent per annum. The principal outstanding under the notes was convertible into Series “A” Convertible Preferred Stock of the Registrant by the holder at anytime, and was automatically converted into shares of Series “A” Convertible Preferred Stock of the Registrant prior to the close of the Contribution Agreement at a conversion price equal to $0.90 per share. The notes were issued to two parties: Stabilham Business Services (“SBS”) and Bank Sal. Oppenheim Jr. & Cie (“Oppenheim”). Immediately prior to the closing of the Contribution Agreement transactions on April 18, 2007, SBS and Oppenheim converted the Notes and became part of the Investors under the Contribution Agreement. Each of the investors represented that it was an “accredited investor” for purposes of the Securities Act, and indicated that it was acquiring the shares for investment and not with a view to distribution. We provided each investor with appropriate financial and operating information, and there was no public advertising or solicitation made in connection with this offering. Accordingly, we believe this offering was made in compliance with the “safe harbor” requirements of Rule 506 under Regulation D of the Securities Act, which we have relied upon in taking the position that the transaction was exempt from registration under the Securities Act.

On July 25, 2005, the Registrant issued 4,500,000 shares of common stock to Cecelia Pineda, the Registrant’s founder, former CEO and former sole director, in exchange for services rendered, including the provision of start up equipment and assets. The securities were valued at $9,000, or $.002 per share. The investor acknowledged the restrictions on resale of the acquired shares and represented that she was an “accredited investor.” There was no public advertising or solicitation made in connection with this offering. The securities bear a restrictive legend and were issued to a non-U.S. resident. Accordingly, we believe this offering was exempt from registration under Section 4(2) of the Securities Act.

Item 27. Exhibits

Unless otherwise noted, the following documents are filed as exhibits to this Registration Statement:

Exhibit
Number	Description

2.1

Contribution Agreement, dated October 26, 2006, by and among Platinum Research Organization, LP, Lubrication Partners, joint venture, Platinum IP Management, Inc., John T. (Cork) Jaeger as the representative of the partners of Platinum Research Organization, LP, and Steve Drayton as the representative of all certain individuals who invested in the Company in a private placement completed in conjunction with the Contribution Agreement.(1)

2.2	Amendment to Contribution Agreement dated December 26, 2006. (2)
2.3	Amendment to Contribution Agreement dated February 28, 2007. (3)
3.1	Certificate of Incorporation of Platinum Research Organization, Inc. (4)
3.2	Bylaws of Platinum Research Organization, Inc. (4)
4.1	Form of Convertible Promissory Note Purchase Agreement. (1)
4.2	Form of Subscription Agreement for Series “A” Preferred Stock. (1)
4.3	Certificate of Designations of Series “A” Preferred Stock. (1)
4.4	Registration Rights Agreement, dated April 18, 2007, between the Company, the investors named therein, Investa Corporation and Cecilia Pineda. (1)
4.5	Warrant Purchase Agreement, dated October 26, 2006, between Platinum Research Organization, Inc. and Investa Corporation. (1)
4.6	Voting Agreement, dated October 26, 2006, between NorthTech Corporation, Lubrication Partners, L.P. and Lubrication Partners, a joint venture. (1)
4.7	Lock-Up Agreement, dated October 26, 2006, between the NorthTech Corporation, Lubrication Partners, Joint Venture and Lubrication Partners, L.P. (1)
4.8	Bridge Loan Agreement, dated January 9, 2007, between Platinum Research Organization, L.P. and Platinum Research Organization, Inc. (2)
4.9	Promissory Note of Platinum Research Organization, L.P. for 10% Secured Note due July 31, 2007 in the principal amount of $1,000,000. (2)
4.10	Security Agreement, dated January 9, 2007, between Platinum Research Organization, L.P., Platinum Intellectual Property, L.P. and Platinum Research Organization, Inc. (2)
4.11

Subordination Agreement, dated January 9, 2007, between Platinum Research Organization, Inc., Seattle City Employees’ Retirement System, Platinum Research Organization, L.P. and Platinum Intellectual Property, L.P. (2)

4.12

Omnibus Amending Agreement, dated January 9, 2007, between Platinum Intellectual Property, L.P., Platinum Research Organization, L.P., Seattle City Employees’ Retirment System, Newlight Capital, LLC, JPMorgan Chase Bank N.A. and Platinum Research Organization, Inc. (2)

5.1	Opinion of Hallett & Perrin, P.C.
10.1	Consulting Agreement, dated April 14, 2007, between the Platinum Research Organization, Inc., The Fairmount Company and Cork Jaeger.(5)
10.2	Exclusive Distribution Agreement, dated July 25, 2007, between R.T. Vanderbilt Company, Inc. and Platinum Research Organization, Inc. (4)
10.3	Platinum Research Organization, Inc. Stock Incentive Plan. (6)
10.4	Form of Non-Qualified Stock Option Agreement under the Platinum Research Organization, Inc. Stock Incentive Plan. (7)
10.5	Form of Director’s Non-Qualified Stock Option Agreement under the Platinum Research Organization, Inc. Stock Incentive Plan. (7)
21.1	Subsidiaries of the Registrant.
23.1	Consent of James Stafford, Chartered Accountants.
23.2	Consent of Lane Gorman Trubitt, L.L.P., independent registered public accounting firm.

23.3	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to the exhibits in the Registrant’s Current Report on Form 8-K/A filed on November 3, 2006.
(2)	Incorporated by reference to the exhibits in the Registrant’s Current Report on Form 8-K filed on January 11, 2007.
(3)	Incorporated by reference to the exhibits in the Registrant’s Current Report on Form 8-K filed on March 5, 2007.
(4)	Incorporated by reference to the exhibits in the Registrant’s Quarterly Report on Form 10-QSB filed on August 14, 2007.
(5)	Incorporated by reference to the exhibits in the Registrant’s Quarterly Report on Form 10-QSB filed on May 21, 2007.
(6)	Incorporated by reference to Exhibit E of the Registrant’s Proxy Statement on Schedule 14A filed on April 2, 2007.
(7)	Incorporated by reference to the exhibits in the Registrant’s Quarterly Report on Form 10-QSB filed on November 13, 2007.

Item 28. Undertakings

The Registrant hereby undertakes that it will:

1.             File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)            Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           Reflect in the prospectus any factors or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of the Registration Fee” table in the effective registration statement; and

(iii)          Include any additional or changed material information on the plan of distribution.

2.             For the purpose of determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.             File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.             For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)          Any other communication that is an offer in the offering made by the Registrant to the purchaser.

5.             For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of an included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract or sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Dallas, State of Texas, on November 29, 2007.

PLATINUM RESEARCH ORGANIZATION, INC.

By:	/s/ John T. Jaeger, Jr.
John T. Jaeger, Jr.
President and Chief Executive Office

Each of the undersigned hereby appoints John T. Jaeger, Jr. and Michael D. Newman as the attorneys in fact and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933 any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite or desirable.

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ John T. Jaeger, Jr.	President, Chief Executive Officer and	November 29, 2007
John T. Jaeger, Jr.	Director
(Principal Executive Officer)

/s/ Michael D. Newman	Senior Vice President and	November 29, 2007
Michael D. Newman	Chief Financial Officer
(Principal Financial Officer)

/s/ Thomas G. Plaskett	Executive Chairman and	November 29, 2007
Thomas G. Plaskett	Director

/s/ Allan McArtor	Director	November 29, 2007
Allan McArtor

/s/ Arnold Burns	Director	November 29, 2007
Arnold Burns

/s/ Ben DuPont	Director	November 29, 2007
Ben DuPont

/s/ Mike McMillan	Director	November 29, 2007
Mike McMillan

INDEX TO EXHIBITS

Exhibit
Number	Description

2.1

Contribution Agreement, dated October 26, 2006, by and among Platinum Research Organization, LP, Lubrication Partners, joint venture, Platinum IP Management, Inc., John T. (Cork) Jaeger as the representative of the partners of Platinum Research Organization, LP, and Steve Drayton as the representative of all certain individuals who invested in the Company in a private placement completed in conjunction with the Contribution Agreement.(1)

2.2	Amendment to Contribution Agreement dated December 26, 2006. (2)
2.3	Amendment to Contribution Agreement dated February 28, 2007. (3)
3.1	Certificate of Incorporation of Platinum Research Organization, Inc. (4)
3.2	Bylaws of Platinum Research Organization, Inc. (4)
4.1	Form of Convertible Promissory Note Purchase Agreement. (1)
4.2	Form of Subscription Agreement for Series “A” Preferred Stock. (1)
4.3	Certificate of Designations of Series “A” Preferred Stock. (1)
4.4	Registration Rights Agreement, dated April 18, 2007, between the Company, the investors named therein, Investa Corporation and Cecilia Pineda. (1)
4.5	Warrant Purchase Agreement, dated October 26, 2006, between Platinum Research Organization, Inc. and Investa Corporation. (1)
4.6	Voting Agreement, dated October 26, 2006, between NorthTech Corporation, Lubrication Partners, L.P. and Lubrication Partners, a joint venture. (1)
4.7	Lock-Up Agreement, dated October 26, 2006, between the NorthTech Corporation, Lubrication Partners, Joint Venture and Lubrication Partners, L.P. (1)
4.8	Bridge Loan Agreement, dated January 9, 2007, between Platinum Research Organization, L.P. and Platinum Research Organization, Inc. (2)
4.9	Promissory Note of Platinum Research Organization, L.P. for 10% Secured Note due July 31, 2007 in the principal amount of $1,000,000. (2)
4.10	Security Agreement, dated January 9, 2007, between Platinum Research Organization, L.P., Platinum Intellectual Property, L.P. and Platinum Research Organization, Inc. (2)
4.11

Subordination Agreement, dated January 9, 2007, between Platinum Research Organization, Inc., Seattle City Employees’ Retirement System, Platinum Research Organization, L.P. and Platinum Intellectual Property, L.P. (2)

4.12

Omnibus Amending Agreement, dated January 9, 2007, between Platinum Intellectual Property, L.P., Platinum Research Organization, L.P., Seattle City Employees’ Retirment System, Newlight Capital, LLC, JPMorgan Chase Bank N.A. and Platinum Research Organization, Inc. (2)

5.1	Opinion of Hallett & Perrin, P.C.
10.1	Consulting Agreement, dated April 14, 2007, between the Platinum Research Organization, Inc., The Fairmount Company and Cork Jaeger.(5)
10.2	Exclusive Distribution Agreement, dated July 25, 2007, between R.T. Vanderbilt Company, Inc. and Platinum Research Organization, Inc. (4)
10.3	Platinum Research Organization, Inc. Stock Incentive Plan. (6)
10.4	Form of Non-Qualified Stock Option Agreement under the Platinum Research Organization, Inc. Stock Incentive Plan. (7)
10.5	Form of Director’s Non-Qualified Stock Option Agreement under the Platinum Research Organization, Inc. Stock Incentive Plan. (7)
21.1	Subsidiaries of the Registrant.
23.1	Consent of James Stafford, Chartered Accountants.
23.2	Consent of Lane Gorman Trubitt, L.L.P., independent registered public accounting firm.
23.3	Consent of Hallett & Perrin, P.C. (included in Exhibit 5.1 hereto).
24.1	Power of Attorney (included on the signature page hereto).

(1)	Incorporated by reference to the exhibits in the Registrant’s Current Report on Form 8-K/A filed on November 3, 2006.
(2)	Incorporated by reference to the exhibits in the Registrant’s Current Report on Form 8-K filed on January 11, 2007.

(3)	Incorporated by reference to the exhibits in the Registrant’s Current Report on Form 8-K filed on March 5, 2007.
(4)	Incorporated by reference to the exhibits in the Registrant’s Quarterly Report on Form 10-QSB filed on August 14, 2007.
(5)	Incorporated by reference to the exhibits in the Registrant’s Quarterly Report on Form 10-QSB filed on May 21, 2007.
(6)	Incorporated by reference to Exhibit E of the Registrant’s Proxy Statement on Schedule 14A filed on April 2, 2007.
(7)	Incorporated by reference to the exhibits in the Registrant’s Quarterly Report on Form 10-QSB filed on November 13, 2007.